                                  UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549


                                  SCHEDULE 14A
                                 (RULE 14a-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

Filed by the Registrant [X]
Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[X]  Preliminary Proxy Statement          [ ]  Confidential, for Use of the
                                               Commission Only (as permitted by
                                               Rule 14a-6(e)(2))
[ ]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Rule 14a-12

                       STERLING CHEMICALS HOLDINGS, INC.
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                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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        paid previously. Identify the previous filing by registration statement
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
                                                              PRELIMINARY DRAFT





                              December [___], 2000


Dear Stockholder:

              We are pleased to invite you to attend the 2001 Annual Meeting of Stockholders of Sterling Chemicals Holdings, Inc. to be held on Wednesday, January 24, 2001 at 9:00 a.m. in Rooms Cottonwood A and B of the Hyatt Regency Hotel at 1200 Louisiana Street, Houston, Texas. A notice of the meeting, proxy statement and form of proxy are enclosed with this letter.

              During the meeting we will report on the operations of the Company during fiscal 2000 and our plans for fiscal 2001. Directors and officers of the Company will be present to respond to appropriate questions from stockholders.

              We hope that you will be able to attend the meeting. If you are unable to attend the meeting in person, it is very important that your shares be represented and we request that you complete, date, sign and return the enclosed proxy at your earliest convenience. If you choose to attend the meeting in person, you may, of course, revoke your proxy and cast your votes personally at the meeting. We look forward to seeing you at the meeting.

              Thank you for your ongoing support and continued interest in Sterling Chemicals Holdings, Inc.

                                                          Sincerely,




                                                          FRANK P. DIASSI
                                                          Chairman of the Board

                 [STERLING CHEMICALS HOLDINGS, INC. LETTERHEAD]



                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                          TO BE HELD JANUARY 24, 2001

To Our Stockholders:

         You are cordially invited to attend our Annual Meeting of Stockholders to be held in Rooms Cottonwood A and B of the Hyatt Regency Hotel at 1200 Louisiana Street, Houston, Texas at 9:00 a.m. (Houston time) on Wednesday, January 24, 2001. At the Annual Meeting you will be asked to vote on each of the following proposals:

         o the election of six directors, each of whom will hold office until our Annual Meeting of Stockholders in 2001 and until his successor has been duly elected and qualified;

         o the ratification and approval of the appointment of Deloitte & Touche LLP as our independent accountants for the fiscal year ending September 30, 2001;

         o the ratification and approval of an Amendment to the Sterling Chemicals Holdings, Inc. Omnibus Stock Awards and Incentive Plan; and

         o the adoption of an amendment to our Certificate of Incorporation increasing the number of authorized shares of our common stock from 20,000,000 shares to [35,000,000] shares.

You are entitled to vote on each of these proposals if you were a stockholder at the close of business on December 4, 2000. Our Board of Directors recommends a vote FOR each of the nominated directors and FOR each of the other proposals. You may also be asked to consider and act upon any other business that may properly come before the Annual Meeting or any adjournment or postponement thereof.

         Your vote is very important. If you do not expect to attend the Annual Meeting in person, please sign, date and complete the enclosed proxy and return it without delay in the enclosed envelope, which requires no postage if mailed in the United States. Mailing your completed proxy will not prevent you from later revoking that proxy and voting in person at the Annual Meeting. If you want to vote at the Annual Meeting but your shares are held by an intermediary, such as a broker or bank, you will need to obtain proof of ownership of your shares as of December 4, 2000 from the intermediary.

                                             By Order of the Board of Directors



                                             DAVID G. ELKINS
                                             Corporate Secretary

December [___], 2000

                 [STERLING CHEMICALS HOLDINGS, INC. LETTERHEAD]




                              PROXY STATEMENT FOR
                         ANNUAL MEETING OF STOCKHOLDERS
                          TO BE HELD JANUARY 24, 2001


GENERAL INFORMATION

Purpose of this Proxy Statement

We have prepared this Proxy Statement to solicit proxies on behalf of our Board of Directors for use at our 2001 Annual Meeting and any adjournment or postponement thereof. We intend to mail this Proxy Statement and accompanying proxy card to all of our stockholders entitled to vote at the Annual Meeting on or about December [___], 2000.

Time and Place of Annual Meeting

The Annual Meeting will be held on Wednesday, January 24, 2001, at 9:00 a.m. (Houston time) in Rooms Cottonwood A and B of the Hyatt Regency Hotel at 1200 Louisiana Street, Houston, Texas.

Who May Vote

If you owned any shares of our common stock on December 4, 2000, as reflected in our stock register, you may vote at the Annual Meeting.

How to Vote

You may vote in person at the Annual Meeting or by proxy. We recommend you vote by proxy even if you plan to attend the Annual Meeting. You can always change your vote at the Annual Meeting. If you want to vote at the Annual Meeting but your shares are held by an intermediary, such as a broker or bank, you will need to obtain proof of ownership of your shares as of December 4, 2000, or a proxy to vote your shares, from the intermediary.

Quorum

In order to carry on any business at the Annual Meeting we must have a quorum. This means that at least a majority of our outstanding shares eligible to vote at the Annual Meeting must be represented at the Annual Meeting, either in person or by proxy. Any shares owned by us or any of our subsidiaries are not counted for this purpose. Shares of our common stock held by intermediaries that are voted for at least one matter at the Annual Meeting will be counted as being present for purposes of determining a quorum for all matters, even if the beneficial owner's discretion has been withheld for voting on some or all other matters (commonly referred to as a "broker non-vote").

Outstanding Shares

On December 4, 2000, there were 12,999,979 shares of our common stock outstanding, 215,972 of which were held by Sterling Chemicals, Inc., our wholly-owned subsidiary.

List of Stockholders

A list of our stockholders entitled to vote at the Annual Meeting will be available for inspection at the Annual Meeting, as well as at our offices at 1200 Smith Street, Suite 1900, Houston, Texas 77002 for ten days prior to the Annual Meeting. Any inspection of this list at our offices will need to be conducted between 7:30 a.m. and 4:30 p.m. (Houston time). Please contact our Corporate Secretary prior to coming to our offices to conduct an inspection.

Votes Needed

Each share of our common stock is entitled to cast one vote for each director to be elected and one vote on each other matter voted on at the Annual Meeting. Directors will be elected by the favorable vote of a plurality of our shares of common stock that are entitled to vote and are present at the Annual Meeting, in person or by proxy, meaning that the six candidates with the largest number of affirmative votes will be elected as our directors. Under this format, abstentions and broker non-votes will not affect the outcome of the election.

Adoption of the amendment to our Certificate of Incorporation will require the favorable vote of a majority of the shares of our common stock that are entitled to vote on the adoption. Therefore, on this matter, abstentions from voting and broker non-votes will have the same effect as a vote against the proposal.

Ratification and approval of the appointment of Deloitte & Touche LLP as our independent accountants for fiscal 2001 and ratification and approval of the Amendment to our Omnibus Plan, as well as any other business that may properly come before the Annual Meeting for a vote, will require the favorable vote of a majority of the shares of our common stock that are entitled to vote on the matter and are present at the Annual Meeting, in person or by proxy (unless a greater vote is required by law or our charter or bylaws). Therefore, on these matters, an abstention from voting will have the same effect as a vote against the proposal. However, broker non-votes are considered not to be present for voting on these matters and, consequently, do not count as votes for or against these proposals and are not considered in calculating the number of votes necessary for approval.

Solicitation of Proxies and Expenses

We are asking for your proxy on behalf of our Board. We will bear the entire cost of preparing, printing and soliciting proxies. We will send proxy solicitation materials to all of our stockholders of record as of December 4, 2000 and to all intermediaries, such as brokers and banks, that held any of our shares on that date on behalf of others. These intermediaries will then forward solicitation materials to the beneficial owners of our shares and we will reimburse them for their reasonable forwarding expenses. Our directors, officers and employees may also solicit proxies in person or by telephone.

How Proxies Work

Giving us your proxy means that you are authorizing us to vote your shares at the Annual Meeting in the manner you direct. You may vote for all, some or none of our director candidates. You may also vote for or against the other proposals or abstain from voting.

If you sign and return the enclosed proxy card and do not withhold authority to vote for the election of any of our director candidates, all of your shares will be voted for the election of each of our director candidates. If you withhold authority to vote for any of our director candidates, none of your shares will be voted for those candidates but all of your shares will be voted for the election of the candidates as to whom you have not withheld authority to vote.

If any of our director candidates becomes unavailable for any reason before the election, we may reduce the number of directors serving on our Board or our Board may designate a substitute candidate. We have no reason to believe that any of our director candidates will be unavailable. If our Board designates a substitute candidate, the persons named in the enclosed proxy card will vote your shares for such substitute if they are instructed to do so by our Board or, if our Board does not do so, in accordance with their own best judgment.

If you sign and return the enclosed proxy card but do not specify how you want your shares voted, your shares will be voted in favor of each of our director candidates, in favor of the proposal to ratify and approve the appointment of Deloitte & Touche LLP as our independent accountants for fiscal 2001, in favor of the proposal to ratify and approve the Amendment to our Omnibus Plan and in favor of the adoption of the amendment to our Certificate of Incorporation.





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







If you sign and return the enclosed proxy card and any additional business properly comes before the Annual Meeting, the persons named in the enclosed proxy card will vote your shares on those matters as instructed by our Board or, in the absence of any express instructions, in accordance with their own best judgment. As of the date of this Proxy Statement, we were not aware of any other matter to be raised at the Annual Meeting.

You may receive more than one proxy or voting card depending on how you hold your shares. If your hold your shares through someone else, such as a broker or a bank, you may get materials from them asking you how you want your shares voted.

Revoking a Proxy

You may revoke your proxy at any time before your shares are voted by providing our Corporate Secretary with either a new proxy with a later date or a written notice of your desire to revoke your proxy at the following address: Sterling Chemicals Holdings, Inc., 1200 Smith Street, Suite 1900, Houston, Texas 77002;
Attention: Corporate Secretary. You may also revoke your proxy at any time prior to your shares having been voted by attending the Annual Meeting in person and notifying the inspector of election of your desire to revoke your proxy. However, your proxy will not automatically be revoked merely because you attend the Annual Meeting.

Stockholders Proposals

Our Board of Directors does not intend to bring any other matters before the Annual Meeting and has not been informed that any other matters are to be presented by others. Our bylaws contain several requirements that must be satisfied in order for any of our stockholders to bring a proposal before one of our annual meetings, including a requirement of delivering proper advance notice to us. Stockholders are advised to review our bylaws if they intend to present a proposal at any of our annual meetings.

Annual Report and Available Information

Our annual report to stockholders, including financial statements, accompanies this Proxy Statement but does not constitute a part of the proxy solicitation materials. WE WILL FURNISH A COPY OF OUR ANNUAL REPORT ON FORM 10-K (INCLUDING FINANCIAL STATEMENTS AND THE FINANCIAL STATEMENT SCHEDULES BUT WITHOUT EXHIBITS) FOR OUR FISCAL YEAR ENDED SEPTEMBER 30, 2000, WITHOUT CHARGE, TO ANY PERSON WHOSE VOTE IS SOLICITED BY THIS PROXY STATEMENT UPON WRITTEN REQUEST TO THE FOLLOWING ADDRESS: STERLING CHEMICALS HOLDINGS, INC., 1200 SMITH STREET, SUITE 1900, HOUSTON, TEXAS 77002; ATTENTION: MANAGER OF INVESTOR RELATIONS. In addition, upon written request, we will furnish a copy of any exhibit to our annual report on Form 10-K to any person whose vote is solicited by this Proxy Statement upon payment of our reasonable expenses incurred in connection with providing the copy of the exhibit.

Inspector of Election

Our Board of Directors has appointed Katherine Holdsworth, our Assistant Secretary, as the inspector of election. The inspector of election will separately calculate affirmative and negative votes, abstentions and broker non-votes for each of the proposals.



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ELECTION OF DIRECTORS
(Item 1 on the Proxy Card)

         Our Board of Directors has nominated the director candidates named below. Our Board oversees the management of our company on your behalf, reviews our long-term strategic plans and exercises direct decision making authority in key areas. Most of our directors, including five of our six candidates, are not Sterling employees and only non-employee directors are eligible to serve on our Audit and Compliance Committee or our Compensation Committee. Each of our directors is elected annually to serve until our next annual meeting and until his or her successor is duly elected and qualified.

         Personal information on each of our director candidates is provided below. All of our director candidates currently serve on our Board and each of our current directors was elected by our stockholders at our last annual meeting.

         Our Board held five meetings in fiscal 2000. On average, our directors attended 89% of the meetings of our Board or any of our committees on which they served. Our only directors who attended less than 75% of the meetings of our Board and all committees on which they served were John L. Garcia, who attended 69% of such meetings, and Peter W. De Leeuw, who attended 71% of such meetings.

         OUR BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR THE ELECTION TO OUR BOARD OF EACH OF THE FOLLOWING CANDIDATES:

Frank P. Diassi                     Mr. Diassi, Chairman of our Board since
Age 67                              August of 1996, is currently Managing
Director since August 1996          General Partner of The Unicorn Group,
                                    L.L.C., a private financial organization.
                                    He organized The Unicorn Group in 1981 and has originated investments in over 40 entrepreneurial companies. Mr. Diassi has been Chairman of the Board of Hawkeye
                                    Chemical Company and was a director of
                                    Arcadian Corporation, at the time the
                                    largest nitrogen fertilizer company in the Western Hemisphere. Mr. Diassi also currently serves as Chairman of the Board of Software Plus, Inc., a human resource software supplier, and Amerlux, Inc., a manufacturer of lighting fixtures for commercial and retail markets, and a director of Fibreglass Holdings, Inc., a truck accessory manufacturer. In addition, he is a director and a member of the Compensation Committee of Mail-Well, Inc., a NYSE company that manufacturers envelopes and provides commercial printing services.


Robert W. Roten                     Mr. Roten spent the first 25 years of his
Age 66                              career with Monsanto Company and served as
Director Since August 1996          Vice President for sales and marketing for
                                    El Paso Products Company from 1981 to 1983.
                                    Mr. Roten was President of Materials
                                    Exchange, Inc., a Houston-based
                                    petrochemicals and plastics marketing firm, from 1983 until 1986. He served as our Vice
                                    President--Commercial from August of 1986 until September of 1991, when he became our Vice President--Corporate Development. Mr.
                                    Roten served as our Executive Vice
                                    President and Chief Operating Officer from
                                    April of 1993 until August of 1996, and
                                    served as our President and Chief Executive
                                    Officer from August 21, 1996 until April of
                                    1998. Mr. Roten has served as the Vice
                                    Chairman
                                    of our Board of Directors since April of 1998. Mr. Roten is currently a principal in Double R Companies, Inc., a private investment company, and President of
                                    Hickory Acquisition Group, a chemical asset acquisition company in which he has been a principal and a director since April of 1999. Mr. Roten is also currently President of Xnet, Inc., a Houston-based computer and systems consulting company, and has served on its Board of Directors since June of 1995.

Allan R. Dragone                    Mr. Dragone was a director of Arcadian
Age 74                              Corporation from 1989 to 1997 and served as
Director Since August 1996          its Chairman of the Board from 1989 to
                                    1990. He was President and Chief Executive
                                    Officer of Akzo America, Inc., a chemicals producer, from 1986 to 1989, and was Chairman of the Board of Fiber Industries,
                                    Inc., a polyester fibers producer, from
                                    1987 to 1989. Mr. Dragone is a director of DB Thin Films, a maker of vacuum deposition of metallic thin films, and was a director of Wellman, Inc., a polyester fibers producer and plastic reclamation company, until earlier this year. He was Chairman of the Board of the New York Racing Commission from 1990 to 1995 and currently serves as one of its trustees.

Frank J. Hevrdejs                   Mr. Hevrdejs is a principal and President
Age 55                              of The Sterling Group, Inc., which he
Director Since August 1996          co-founded in 1982. Mr. Hevrdejs has
                                    actively participated in acquisitions of over 40 businesses in the past 20 years. He is Chairman of First Sterling Ventures
                                    Corp., an investment company, and a
                                    director of Enduro Holdings, Inc., a
                                    structural and electrical manufacturing
                                    company, and Fibreglass Holdings, Inc., a truck accessory manufacturer. He is also a director and a member of the Compensation
                                    Committee of Mail-Well, Inc., a NYSE
                                    company that manufactures envelopes and
                                    provides commercial printing services, and a director and member of the Compensation
                                    Committee and Audit Committee of Eagle
                                    USA., an air-freight company. Mr. Hevrdejs served as a director of Chase Bank of Texas, National Association, a national banking association, until earlier this year and is currently a member of the Advisory Board of Chase Manhattan Bank,
                                    N.A.

Hunter Nelson                       Mr. Nelson is currently a principal and
Age 48                              director of The Sterling Group, Inc. Prior
Director Since August 1996          to joining The Sterling Group in 1989, he
                                    served as vice president of administration and general counsel of Fiber Industries, Inc., a producer of polyester fibers. Mr.
                                    Nelson was previously a partner in the law firm of Andrews & Kurth L.L.P., specializing in general corporate and securities laws. Mr. Nelson served on the Board of Directors of Sterling Diagnostic
                                    Imaging, Inc. until it was sold in May of 1999.

Rolf H. Towe                        Mr. Towe has served as Senior Managing
Age 62                              Director of The Clipper Group, L.P. since
Director Since January 1998         its formation in 1991 and is Vice President
                                    of Clipper Asset Management, Inc. He was the Chairman of Executive Partner Limited, an executive consulting firm, from 1989 to 1995. Earlier in his career, Mr. Towe held various management positions over a period of nearly 20 years in Union Carbide
                                    Corporation, a
                                    multinational chemicals and plastics
                                    manufacturer. Mr. Towe also serves as a
                                    director of several private companies.

         The holders of 6,653,583 shares of our common stock, representing approximately 52% of our outstanding shares, are parties to a Third Amended and Restated Voting Agreement dated as of February 1, 1999. The parties to the Voting Agreement and its most pertinent terms are described in detail in this Proxy Statement under the heading "Certain Transactions." The parties to the Voting Agreement are required to vote all of their shares of our common stock in favor of three nominees to our Board; one to be designated by certain affiliates of Clipper Capital Partners, L.P. who are commonly referred to collectively as "The Clipper Group," one to be designated by Gordon A. Cain and one to be designated by Koch Capital Services, Inc. Mr. Towe is the current designee of The Clipper Group. William A. McMinn was Mr. Cain's designee until his resignation from the Board on October 26, 2000. Mr. Cain has the right to designate Mr. McMinn's replacement. Koch Capital has elected to waive its right to designate a member of our Board.

DIRECTOR COMPENSATION

         Any of our employees who serve on our Board do not receive additional compensation for serving on our Board, although all of our directors are reimbursed for their travel expenses related to their services as a director. Each of our non-employee directors is paid a fee of $2,500 per quarter for his service as a director, with the exception that our Vice Chairman is paid $5,000 per quarter. Our non-employee directors also receive $1,000 for each Board meeting they attend and $400 for each telephonic meeting in which they participate that lasts at least 30 minutes. Members of our Board committees who are not our employees are paid $700 for each committee meeting they attend, unless that member also serves as Chairman of the committee, in which case he receives $1,700 per meeting. Prior to April 26, 2000, the committee meeting attendance fee for one of our non-employee directors who was serving as the Chairman of one of our Board committees was $1,400. On April 26, 2000, our Board also established an annual retainer of $1,000 to be paid to our non-employee directors who are serving as the Chairman of one of our Board committees. George J. Damiris, one of our former non-employee directors, is employed by Koch Ventures, Inc. and, under established policies of Koch Ventures, Inc., all compensation earned by Mr. Damiris during fiscal 2000 was paid directly to Koch Ventures, Inc.

         Under our 1997 Nonqualified Stock Option Plan for Non-Employee Directors, each of our non-employee directors received fully vested options to purchase 1,000 shares of our common stock on October 1, 1999, with the exception that our Vice Chairman received options to purchase 2,000 shares. Effective as of April 26, 2000, our 1997 Nonqualified Stock Option Plan was amended and restated as our Amended and Restated Stock Plan for Non-Employee Directors. Under our Amended and Restated Stock Plan, each of our non-employee directors will receive $15,000 in shares of our common stock and fully vested options to purchase 2,000 shares of our common stock on October 1 of each year, starting with October 1, 2000. The annual grant of shares under our Amended and Restated Stock Plan is valued at the average market price for a share of our common stock during the 90-day period ending on the date of grant. Under both our 1997 Nonqualified Stock Option Plan and our Amended and Restated Stock Plan, each of our non-employee directors has the ability to elect not to participate. As discussed in this Proxy Statement under "Certain Transactions," Koch Capital, who holds a significant amount of our common stock, was given the right under a Voting Agreement to designate a person for election to our Board. We previously entered into an agreement with Koch Capital under which we agreed to issue to Koch Capital the options that would have otherwise been granted to the director it designates if its designee elects to not participate under the relevant Plan. Koch Capital received options to acquire 1,000 shares under our 1997 Nonqualified Stock Option Plan during fiscal 2000 pursuant to this arrangement.

The terms and conditions of these options were substantially similar to those governing the options granted to our other non-employee directors, with the main exception being that the options granted to Koch Capital did not immediately expire upon the termination of service of its designated director. However, Koch Capital has currently waived its right to designate a member of our Board under the Voting Agreement and all options previously issued to Koch Capital under our 1997 Nonqualified Stock Option Plan have expired.

BOARD COMMITTEES

         Our Board of Directors has created various standing committees to help carry out its duties, including a Compensation Committee and an Audit and Compliance Committee. Generally speaking, our Board committees work on key issues in greater detail than would be possible at full Board meetings. We do not have a standing nominating committee.

Compensation Committee

         Our Compensation Committee currently comprised of three of our non-employee directors, Frank J. Hevrdejs (Chairman), Allan R. Dragone and Rolf
H. Towe, and met six times in fiscal 2000. Our Compensation Committee establishes and reviews compensation for all of our elected officers and those of our subsidiaries and also administers our executive compensation programs. Our Compensation Committee consults, from time to time, with outside experts concerning the performance of its duties.

Audit and Compliance Committee

         Our Audit and Compliance Committee is currently comprised of two of our non-employee directors, Hunter Nelson (Chairman) and Robert W. Roten, and met nine times in fiscal 2000. This Committee operates under a written charter adopted by our Board, a copy of which is attached to this Proxy Statement as Appendix A. Our Audit and Compliance Committee recommends the appointment of our independent auditors to our Board, meets with these auditors to review their report on the financial statements of our business and approves the audit and other services to be provided by these auditors. In addition, our Audit and Compliance Committee reviews our Form 10-K and Form 10-Q reports and our practices in preparing published financial statements. Our Audit and Compliance Committee also provides oversight with respect to the establishment of and adherence to corporate compliance programs, codes of conduct and other policies and procedures concerning our business and our compliance with all relevant laws.

         Mr. Nelson is considered "independent" under the listing standards of the New York Stock Exchange, the American Stock Exchange and the National Association of Securities' Dealers. Mr. Roten is not considered independent under any of these listing standards solely because he formerly served as our President. Under each of the listing standards, a director is considered to be not independent if he was employed by the relevant corporation or any of its affiliates in any of the last three years. As Mr. Roten retired as our President on March 31, 1998, and assuming that no events that impact the analysis of his independence occur before March 31, 2001, Mr. Roten will be considered independent under all of these listing standards on April 1, 2001.

         Our Audit and Compliance Committee has furnished the following report for inclusion in this Proxy Statement.

Roles in Financial Reporting

         Sterling's management is responsible for Sterling's internal controls and the financial reporting process. The independent accountants hired by Sterling are responsible for performing an independent audit of Sterling's consolidated financial statements in accordance with generally accepted auditing standards and to issue a report thereon. The Committee's responsibility is to monitor and oversee these processes.

Fiscal 2000 Financial Statements

         In order to fulfill our monitoring and oversight duties, we reviewed the audited financial statements included in Sterling's Annual Report on Form 10-K for the fiscal year ended September 30, 2000 and we met and held discussions with Sterling's management and Deloitte & Touche LLP, Sterling's independent accountants, with respect to those financial statements. Management represented to us that all of these financial statements were prepared in accordance with generally accepted accounting principles. We also discussed with Deloitte & Touche the matters required to be discussed by Statement on Auditing Standards No. 61. Finally, we reviewed the written disclosures provided to us by Deloitte & Touche, as required by Independence Standards Board Standard No. 1, and we discussed with Deloitte & Touche its own independence. Based upon our discussions with management and Deloitte & Touche and our review of Deloitte & Touche's report and the representations of management, we recommended to Sterling's Board of Directors that the audited combined financial statements for Sterling's fiscal year ended September 30, 2000 be included in Sterling's Annual Report on Form 10-K for the fiscal year ended September 30, 2000.

Additional Information

         No portion of this report shall be deemed to be incorporated by reference into any filing under the Securities Act or under the Securities Exchange Act through any general statement incorporating by reference the Proxy Statement in which this report appears in its entirety, except to the extent that Sterling specifically incorporates this report or a portion of this report by reference. In addition, this report shall not otherwise be deemed to be filed under either of such Acts.

                                           Respectfully submitted,

                                           The Audit and Compliance Committee
                                               of the Board of Directors

                                           T. Hunter Nelson (Chairman)
                                           Robert W. Roten

RATIFICATION OF APPOINTMENT OF INDEPENDENT ACCOUNTANTS
(Item 2 on the Proxy Card)

         Our Board, at the recommendation of our Audit and Compliance Committee, has appointed Deloitte & Touche LLP as our independent accountants for the fiscal year ending September 30, 2001. We are asking that you ratify that appointment. Deloitte & Touche has been our independent accounting firm for our last five fiscal years and we believe that they are well qualified for the job. Representatives of Deloitte & Touche will be present at the Annual Meeting to answer appropriate questions and to make a statement, if they desire to do so.

         OUR BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR THIS PROPOSAL.

RATIFICATION OF AMENDMENT TO OMNIBUS PLAN
(Item 3 on the Proxy Card)

         Our Board has unanimously approved the Amendment to our Omnibus Plan. We are asking that you ratify and approve the Amendment. Our Omnibus Plan authorizes the grant of various stock, stock-related and cash awards to our employees. Our Omnibus Plan became effective as of April 23, 1997 and was approved by our stockholders at their meeting held on January 28, 1998. The purpose of our Omnibus Plan is to provide a means through which we may attract and retain employees and a means through which those of our employees who are responsible for our successful administration and management can acquire and maintain stock ownership. We believe that our Omnibus Plan strengthens these employees' concern for our welfare and their desire to remain our employees. Our Omnibus Plan also provides these employees with additional incentive and reward opportunities that are designed to enhance our profitable growth. Under the Amendment to our Omnibus Plan, the total number of shares of our common stock available for awards under the Plan will be increased from 1,000,000 to [2,000,000] shares.

         OUR BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR THIS PROPOSAL.


              The full text of our Omnibus Plan, as amended by the Amendment, is set forth in Appendix B to this Proxy Statement. The basic features of our Omnibus Plan are summarized below. However, this summary is qualified in its entirety by reference to the full text of our Omnibus Plan.

Eligibility

              All of our officers and employees are eligible to receive awards under our Omnibus Plan. We currently have approximately 1,112 officers and employees who are eligible to participate under our Omnibus Plan.

Administration

              Our Omnibus Plan is administered by our Compensation Committee, which is comprised solely of "outside directors" who are "disinterested persons" under the Internal Revenue Code and the Securities Exchange Act, respectively. Our Compensation Committee selects the participants who will receive awards, determines the type and terms of awards to be granted and interprets and administers our Omnibus Plan.

Stock Subject to the Plan; Term

              If the Amendment to our Omnibus Plan is approved by our stockholders, the number of shares of our common stock that may be awarded under the Plan will be increased from 1,000,000 shares to [2,000,000] shares. In addition, our Compensation Committee may adjust awards previously granted under our Omnibus Plan to prevent dilution or enlargement of the rights of participants under the Plan that would otherwise result from a stock dividend, stock split, combination of shares, recapitalization, merger, consolidation, reorganization or other similar corporate event. No awards may be granted under our Omnibus Plan after April 23, 2007 but the Plan itself will remain in effect until all awards granted under the Plan have been satisfied or expired. Our Compensation Committee may, however, suspend or terminate our Omnibus Plan prior to that time.

Types of Awards

              Under our Omnibus Plan, we may grant awards in the form of stock options, stock appreciation rights (which are commonly referred to as "SARs"), shares of restricted stock, performance awards and phantom stock to eligible participants.


       o Employee Stock Options. Stock options may be granted under our Omnibus Plan as incentive stock options ("ISOs") or non-qualified stock options. Our Compensation Committee determines the terms and conditions of each stock option award and has the authority to determine the form in which payment of the exercise price for any stock option may be made. However, the exercise price for an ISO cannot be less than the market value of a share of our common stock on the date of grant. In addition, an ISO may not be awarded to any of our employees who own more than 10% of the total combined voting power of all classes of our stock unless the ISO is not exercisable after five years from the date of grant and the exercise price for the ISO is at least 110% of the fair market value of a share of our common stock on the date of grant. Our Compensation Committee has generally imposed a five-year vesting schedule for all awards of stock options. However, any stock options granted under our Omnibus Plan become fully exercisable in the event of the optionee's termination of employment by reason of death, disability or retirement or in the event of a "change of control." No stock option granted under our Omnibus Plan may be exercised after the tenth anniversary of the date of grant or the earlier termination of the stock option. All stock options that have been awarded under our Omnibus Plan have been granted with an exercise price at or above the fair market value of a share of our common stock on the date of grant.

       o Stock Appreciation Rights. SAR awards consist of the right to receive cash or shares of our common stock having a value equal to the amount, if any, by which the fair market value of a share of our common stock on the date the SAR is exercised exceeds the exercise price of the SAR. An SAR may be granted in tandem with stock options or separate and apart from a grant of stock options. Our Compensation Committee determines the exercise price of each SAR award and has the authority to determine the form in which payment of the exercise price for any SAR award may be made. The Compensation Committee may subject SAR awards to a vesting schedule; provided, however, that upon the death, disability or retirement of a grantee of an SAR award, or in the event of a change of control, the SAR award becomes fully exercisable.

       o Restricted Stock. Restricted stock awards consist of the grant of shares of our common stock, subject to forfeiture over a specified period. A recipient of a restricted stock award obtains the immediate right to vote the shares, receive any dividends on the shares and otherwise enjoy the rights of a stockholder that pertain to the shares. However, the recipient of a restricted stock award may not sell or otherwise transfer those shares until any restrictions specified in the award expire. Our Compensation Committee determines the amount and form of payment (if any) for any shares of restricted stock awarded, sets the restrictions related to the award and the time at which those restrictions expire. If our Compensation Committee does not specify any amount of payment for an award of restricted stock, the recipient of the award is not required to make any payment for the shares unless otherwise required by law. The expiration of any restrictions on an award of restricted stock may be based on the attainment of certain financial targets established by our Compensation Committee or the recipient's continued employment with us for a specified period of time;

              provided, however, that upon the recipient's death, disability or retirement, or in event of a change of control, all restrictions automatically lapse or expire.

       o Performance Awards. Performance awards consist of the right to receive payments in cash or shares of our common stock, subject to the achievement of certain performance goals. Our Compensation Committee sets the performance goals related to each performance award, the length of the period during which the award may be earned and the maximum value of the award. Performance goals may be based upon the recipient's individual performance, our performance as a whole or the performance of the business unit in which the recipient works. A performance award terminates, however, if the recipient of the award does not remain continuously employed by us during the performance period.

       o Phantom Stock. Phantom stock awards consist of the right to receive payments in cash or shares of our common stock, subject to the fulfillment of conditions specified at the time of the award. Our Compensation Committee sets the conditions to payment of each phantom stock award. the length of the period during which the award will vest or may be earned and the maximum value of the award. A phantom stock award terminates, however, if the recipient of the award does not remain continuously employed by us during the vesting period.

Transferability; Exercise

              Awards under our Omnibus Plan are not transferable other than by will or the laws of descent and distribution. In addition, during the lifetime of a recipient of an award, the award may only be exercised by the recipient or his or her guardian or legal representative. However, our Compensation Committee may, in its discretion, provide at the time of the award of a particular stock option (other than an ISO) that the stock option may be transferred by the recipient, in whole or in part, subject to such terms and conditions as our Compensation Committee may specify.

Federal Income Tax Consequences with Respect to Options

              The following summary is based on provisions of the Internal Revenue Code and income tax regulations and proposed income tax regulations thereunder. Our Omnibus Plan is not qualified under Section 401(a) of the Internal Revenue Code.

       o Non-Qualified Stock Options. No federal income tax is imposed on an optionee upon the grant of a non-qualified stock option. If a non-qualified stock option is exercised, the optionee will generally be treated as having received compensation taxable as ordinary income in the year of exercise in an amount equal to the amount by which the fair market value of the shares of our common stock acquired through the exercise of the option, as of the date of exercise, exceeds the aggregate exercise price paid for such shares. Upon any subsequent disposition of any of the shares of our common stock received upon exercise of the option, the optionee will be treated as having realized long-term or short-term capital gain or loss, depending on the holding period of the shares, in an amount equal to the difference between the fair market value of those shares as of the date of exercise of the stock option and the amount received for those shares in the disposition. If a non-qualified stock option is exercised, we may claim a deduction for "compensation paid" at the same time and in the same amount as income is recognized by the optionee, to the extent that this amount is an ordinary expense and satisfies the test of reasonable compensation.

       o Incentive Stock Options. No federal income tax is imposed on the optionee upon the grant of an ISO. If an ISO is exercised, the optionee generally will not be treated as having received compensation taxable as ordinary income if the optionee does not dispose of the shares of our stock acquired through the exercise of the ISO within two years after the date of the grant of the ISO or within one year after the exercise of the ISO. However, the optionee may be subject to the tax adjustment described below under Alternative Minimum Tax. Upon any subsequent disposition of any shares of our common stock received upon exercise of an ISO, the optionee will be treated as having realized long-term or short-term capital gain or loss, depending on the holding period of those shares, in an amount equal to the difference between the aggregate exercise price paid for those shares as of the date of exercise of the ISO and the amount received for those shares in the disposition. If an ISO is exercised and the optionee holds the shares for the required time, we may not claim any deduction in connection with the grant or exercise of the ISO or the disposition of the shares of our common stock acquired through the exercise of the ISO.

              If the optionee disposes of any shares of our common stock acquired through the exercise of an ISO before the required time period has expired, the optionee will generally be treated as having received compensation taxable as ordinary income in the year of disposition of those shares in an amount equal to the amount equal to the lesser of (i) the difference between the fair market value of those shares as of the date of exercise and the aggregate exercise price paid for those shares and (ii) the difference between the amount realized upon the disposition of those shares and the aggregate exercise price paid for those shares. In addition, the optionee will be treated as having realized long-term or short-term capital gain or loss, depending on the holding period of the shares, in an amount equal to the difference between the amount received for those shares in the disposition and the amount reported as taxable ordinary income. If an ISO is exercised and the optionee does not hold the shares for the required time, we may claim a deduction for "compensation paid" at the same time and in the same amount as income is recognized by the optionee, to the extent that this amount is an ordinary expense and satisfies the test of reasonable compensation.

       o Alternative Minimum Tax. The amount by which the fair market value of any shares of our common stock acquired through the exercise of an ISO exceeds the exercise price paid for such shares is an adjustment to alternative minimum taxable income for the optionee's taxable year in which the exercise occurs (unless those shares are disposed of in the same taxable year).

       o Payment of Option Price in Shares. Our Compensation Committee may permit an optionee to pay the exercise price under a non-qualified stock option through the delivery of other shares of our common stock owned by the optionee having a fair market value equal to the exercise price. If an optionee pays the exercise price under a non-qualified stock option in this manner, the optionee will not realize any gain or loss on the exchange of the previously owned shares. The optionee's basis in the shares acquired through the exercise of the stock option will be split into two categories. For a number of shares equal to the number of previously owned shares delivered to pay the exercise price, the optionee will have the same basis as he or she had in the previously owned shares. For the remaining shares received through the exercise of the stock option, the optionee's basis will generally be equal to the fair market value of those shares at the time of exercise. In addition, the optionee will be treated as having received compensation taxable as ordinary income in an amount equal to the fair market value of these remaining shares at the time of exercise.

              Our Compensation Committee may also permit an optionee to pay the exercise price under an ISO through the delivery of other shares of our common stock owned by the optionee having a fair market value equal to the exercise price. If an optionee pays the exercise price under an ISO in this manner, the federal income tax consequences to the optionee will depend on the nature of the previously owned shares. If the previously owned shares were acquired through the exercise of a qualified stock option, an ISO or an option granted under an employee stock purchase plan and the shares are being transferred prior to the expiration of the applicable minimum statutory holding period, the transfer will be treated as a disqualifying disposition of the previously owned shares. If the previously owned shares were acquired in any of these manners but are being transferred after the applicable minimum statutory holding period, or were acquired in any other manner, the optionee will not realize any gain or loss on the exchange of the previously owned shares. In either case, the optionee's basis in the shares acquired through the exercise of the ISO will be split into two categories and all other ISO rules will apply. For a number of shares equal to the number of previously owned shares delivered to pay the exercise price, the optionee will have the same basis as he or she had in the previously owned shares, increased by any income recognized by the optionee in connection with any disqualifying disposition of the previously owned shares. For the remaining shares received through the exercise of the ISO, the optionee's basis will be zero. Upon any subsequent disqualifying disposition of any shares of our common stock received through the exercise of an ISO where the payment of the exercise price is made through the delivery of previously owned shares, the shares of our stock having the lowest basis will be treated as having been disposed of first.

Amendment and Termination

              Our Board, in its discretion, may amend, suspend or terminate our Omnibus Plan at any time. However, any amendment, suspension or termination of our Omnibus Plan by our Board is subject to approval by our stockholders if that approval is required by law or our Board determines that such approval is necessary to comply with the requirements of any securities exchange on which our stock is listed or otherwise desires to have our stockholders approve the relevant amendment, suspension or termination. Irrespective of any approval by our stockholders, our Omnibus Plan may not be amended, suspended or terminated in a manner that will terminate any outstanding awards or adversely affect the rights of any participant under our Omnibus Plan in a material manner unless that participant consents.

Grants Under the Omnibus Plan

              Future awards that may be made to our executive officers and other employees under our Omnibus Plan are not presently determinable. Awards under our Omnibus Plan are made at the discretion of our Compensation Committee in accordance with the provisions of the Plan and our Compensation Committee's compensation policies, which are discussed in the Compensation Committee Report on Executive Compensation appearing in this Proxy Statement. The following table sets forth certain information with respect to stock options granted under our Omnibus Plan on or before December 4, 2000. Other than the options that were originally granted on April 22, 1998, each of which was granted with a four-year vesting period, all options were granted with five-year vesting periods and had varying exercise prices depending on the fair market value of a share of our common stock at the time of grant. In December of 1998, we reduced the exercise price of all outstanding stock options held by our then current employees to $6.00 per share. On December 4, 2000, the closing price of a share of our stock was $0.62.

                                                         Number of      Dollar Value                 Length of
                                                           Shares         of Shares                  Original
                                            Grant        Underlying      Underlying    Exercise     Option Term
       Name and Title                       Date           Options       Options(1)      Price       Remaining
------------------------------------     -----------     ----------     ------------   --------     -----------
Frank P. Diassi(2)                       12/14/98(3)        63,492        $ 39,365     $  6.00       79 months
  Chairman of the Board of               12/14/98(4)        95,238          59,048     $  6.00       88 months
    Directors

Peter W. De Leeuw(5)                     12/14/98(6)       125,000          77,500     $  6.00       87 months
  President and Chief Executive
    Officer

Richard K. Crump                         12/14/98(3)        20,106          12,466     $  6.00       79 months
  Executive Vice President -             12/14/98(4)        30,159          18,699     $  6.00       88 months
    Operations

Gary M. Spitz                            12/14/98(7)        45,000          27,900     $  6.00       85 months
  Executive Vice President and Chief
    Financial Officer

David G. Elkins                          12/14/98(8)        60,000          37,200     $  6.00       85 months
  Executive Vice President and
    General Counsel

Robert O. McAlister(9)                   12/14/98(3)        11,640           7,217     $  6.00       10 months
  Vice President - Human Resources       12/14/98(4)        17,460          10,825     $  6.00       10 months
    and Administration

Robert W. Roten(2)(10)                   07/07/97           38,942          24,144     $ 12.00        0 months
  Director

Current Executive Officers as a
  Group (4 persons)                          --            313,995         194,677     $  6.00          --

Current Directors who are not                --             38,942          24,144     $ 12.00        0 months
  Executive Officers as a Group
    (1 person)(11)

Non-Executive Employees as a                 --            374,350(12)     232,097     $  6.00          --
  Group (56 persons)

------------------------


(1) Based on the closing price of a share of our common stock on December 4, 2000 of $0.62.

(2) Messrs. Diassi and Roten are the only current nominees for election as a director who have received awards under our Omnibus Plan.

(3) Options originally granted on July 7, 1997 and reissued in connection with repricing of options on December 14, 1998.

(4) Options originally granted on April 22, 1998 and reissued in connection with repricing of options on December 14, 1998.

(5) The options granted to Mr. De Leeuw under our Omnibus Plan vested upon his retirement, which was effective on May 8, 2000, and are exercisable until March 16, 2008.

(6) Options originally granted on March 16, 1998 and reissued in connection with repricing of options on December 14, 1998.

(7) Options originally granted on January 19, 1998 and reissued in connection with repricing of options on December 14, 1998.

(8) Options originally granted on January 1, 1998 and reissued in connection with repricing of options on December 14, 1998.

(9) The options granted to Mr. McAlister under our Omnibus Plan vested upon his retirement, which was effective on September 30, 2000, and are exercisable until September 30, 2001.

(10) The options granted to Mr. Roten under our Omnibus Plan vested upon his resignation, which was effective on March 31, 1998, and expired by their terms on March 31, 1999.

(11) Represents options granted to Mr. Roten under our Omnibus Plan which expired by their terms on March 31, 1999.

(12) Includes options to purchase 96,800 shares that expired by their terms following the resignation or retirement of the grantees.

ADOPTION OF AMENDMENT TO CERTIFICATE OF INCORPORATION
(Item 4 on the Proxy Card)

         Our Board of Directors has approved an amendment to our Certificate of Incorporation to increase the total number of shares of stock we are authorized to issue to [37,000,000], consisting of [35,000,000] shares of common stock, par value $0.01 per share, and 2,000,000 shares of preferred stock, par value $0.01 per share. Currently, we are authorized to issue 20,000,000 shares of common stock and 2,000,000 shares of preferred stock. As of the record date, 12,999,979 of such authorized shares were outstanding and 2,068,827 of such authorized shares were reserved for issuance, leaving 4,931,194 shares of common stock available for issuance for other corporate purposes as of that date. The additional shares of common stock authorized by the proposed amendment to our Certificate of Incorporation will be identical in all respects to our existing common stock and will not carry any preemptive rights.

         We believe that the increase in the number of authorized shares of common stock will provide us with increased flexibility to meet various corporate objectives and is in our best interest and the best interest of our stockholders. We have, in the past, financed a portion of acquisitions of other companies through the issuance of various equity securities. In addition, in the future, we may wish to issue equity securities in connection with further acquisitions, our search for a new Chief Executive Officer or the improvement of our capital structure. We also may wish to consider the issuance of additional shares of common stock through stock dividends in appropriate circumstances. Accordingly, the continued availability of shares of common stock is necessary to provide us with the flexibility to take advantage of opportunities in such situations. There are, at present, no understandings, agreements or arrangements concerning the issuance of additional shares of common stock, except for shares currently reserved for issuance under employee and director benefit plans and our outstanding warrants. Pursuant to Delaware law, authorized and unissued shares of common stock (other than those shares reserved for certain purposes) are available for issuance by us to such persons and for such consideration as our Board of Directors may determine from time to time. You may not be given the opportunity to vote on such matters, unless stockholder approval is required by applicable law or our Board of Directors in its judgment recommends stockholder approval. You generally will not have preemptive rights to subscribe for newly issued shares.

         We believe that the amendment to our Certificate of Incorporation will provide flexibility needed to meet corporate objectives and is in our best interests and your best interest. Even if the amendment is approved, the amendment will not become effective until filed with the State of Delaware. Our Board of Directors will determine if and when such filing will be made. We recommend that you approve the proposal to approve the amendment to our Certificate of Incorporation.

         OUR BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR THIS PROPOSAL.

EXECUTIVE OFFICERS OF THE COMPANY

         Personal information with respect to each of our executive officers is set forth below.


Frank P. Diassi             Mr. Diassi has been the Chairman of our Board of
Age 67                      Directors since August of 1996 and has been
                            exercising the duties of our Chief Executive
                            Officer since the retirement of Peter W. De Leeuw on May 8, 2000. See "Election of Directors" above for more information about Mr. Diassi.

Richard K. Crump            Mr. Crump has served as our Executive Vice
Age 54                      President - Operations since May 1, 2000. Prior to
                            that time, Mr. Crump served as our Vice
                            President--Strategic Planning from December 1, 1996 until May 1, 2000, our Director--Commercial from
                            August of 1986 until October of 1991 and our Vice
                            President--Commercial from October of 1991 until December 1, 1996. Prior to joining us, Mr. Crump was Vice President of Materials Management for El
                            Paso Products Company from 1976 through 1983 and
                            Vice President of Sales for Rammhorn Marketing from
                            1984 until August of 1986.

Gary M. Spitz               Mr. Spitz has been our Chief Financial Officer
Age 45                      since January 19, 1998 and our Executive Vice
                            President - Finance since May 1, 2000. Prior to May
                            1, 2000, Mr. Spitz served as our Vice President -
                            Finance. Before joining us, Mr. Spitz was Vice
                            President and Chief Financial Officer of Grace
                            Davison (a division of W.R. Grace and Company), a catalyst manufacturing and chemicals company. Mr.
                            Spitz held various financial positions with divisions of W. R. Grace and Company since 1979.

David G. Elkins             Mr. Elkins has been our General Counsel and
Age 58                      Corporate Secretary since January 1, 1998 and our
                            Executive Vice President - Administration and Law since May 1, 2000. Prior to May 1, 2000, Mr. Elkins served as one of our Vice Presidents. Mr. Elkins previously was a senior partner in the law firm of Andrews & Kurth L.L.P., where he specialized in corporate and securities matters.

We have entered into employment agreements with each of Messrs. Spitz and Elkins which are described in detail in this Proxy Statement under Executive Compensation and Other Information.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

         Our executive compensation program is administered by the Compensation Committee of our Board of Directors. This Committee, which is comprised of non-employee directors, is responsible for discharging the compensation responsibilities of our Board. This Committee reviews general compensation issues and determines the compensation of all of our senior executives and other key employees and recommends and administers our employee benefit plans that provide benefits to our senior executives. Our Compensation Committee has furnished the following report on executive compensation for inclusion in this Proxy Statement.

Compensation Philosophy and Objectives

         Sterling's senior executive compensation program is designed to motivate, reward and retain the management talent needed to achieve its business goals and maintain a leadership position in the petrochemicals industry. Under this program, a significant portion of the potential compensation of Sterling's senior executives is dependent on increased stockholder value. This program offers Sterling's senior executives salary levels and compensation incentives designed to:

         o attract, motivate and retain talented and productive executives;

         o recognize individual performance and Sterling's performance relative to the performance of other companies of comparable size, complexity and quality; and

         o    support Sterling's short-term and long-term goals.

We believe that this approach ensures an appropriate link between the compensation of Sterling's senior executives and the accomplishment of Sterling's goals and its stockholders' objectives.

         We use a number of sources to determine whether the compensation program provided to Sterling's senior executives is competitive. Our primary method of determining competitiveness involves obtaining compensation review data from independent compensation consultants, which we use to compare our compensation program to those offered by a group of chemical and allied products corporations. We also compare our compensation program to those offered by a select group of non-chemical companies that we feel are comparable in size and performance. We do not compare our compensation program against those offered by each of the companies included in the S&P Chemicals Index used in the Stock Performance Graph contained in the Proxy Statement in which this report is included because we do not consider many of those companies to be competitors of Sterling, either in the market or for executive talent.

Total Compensation

         The three major components of Sterling's senior executive compensation program are base salary, annual incentive compensation and stock-based compensation. Our goal is to set base salaries for Sterling's senior executives at or below competitive market rates of comparable companies, while providing annual and stock-based compensation opportunities which are above competitive market rates and are linked to Sterling's financial performance. We believe that focusing executive compensation on variable incentive pay will help Sterling meet its performance goals and enhance stockholder value in the long term.

Base Salaries

         Our strategy is to reduce the emphasis on fixed compensation for Sterling's senior executives by positioning their base salaries at or below industry levels. Initially, these base salaries are set at levels intended to reflect the individual's experience, level of responsibility, job classification and competence. Under our strategy, dramatic changes in base salary are not generally made unless required to adjust for market movements, promotions or significant changes in responsibility or individual performance. Except with respect to the grant of stock options, Sterling's Board of Directors provides final approval of the compensation of all of Sterling's senior executive officers, including the Chairman of the Board and the Chief Executive Officer.

Annual Incentive Compensation

         Sterling's senior executives and other qualified employees can earn additional cash compensation under Sterling's Profit Sharing Plan and Bonus Plan. The additional compensation available under each of these plans is intended to reward the achievement of annual corporate financial goals. Generally, no additional compensation is available under either of the plans unless Sterling's financial performance meets threshold levels established by us and Sterling's Board of Directors at the beginning of each fiscal year. The amount of additional compensation available under these plans is based on these threshold levels, formulae set for the individual's job classification (with individuals having greater management responsibility having the opportunity to earn larger percentages) and on individual performance. We administer both of these plans and recommend the total amount of annual compensation to Sterling's Board of Directors. Sterling's Board of Directors approves the aggregate amount of incentive compensation awards to all participants and we then approve individual awards. In evaluating an individual's performance, we rely on the members of Sterling's senior management. No awards were made under either plan in fiscal 2000.

Stock-Based Compensation

         We are permitted to grant incentive stock options, non-qualified stock options, stock appreciation rights, restricted stock awards, performance awards and phantom stock awards to Sterling's senior executives and key employees under Sterling's Omnibus Stock Awards and Incentive Plan. We determine the terms and amounts of awards to be granted to individuals under the Omnibus Plan based upon a variety of factors, including:

         o   level of responsibility and job classification;

         o   job performance;

         o present and potential contributions to Sterling's long term success; and

         o the extent that the base salary of the individual is below industry levels based on the compensation survey described above.

The primary purpose of stock-based compensation is to provide Sterling's senior executives and key employees with incentives to concentrate on Sterling's performance over the long term. We believe that stock-based compensation is an appropriate and effective method for aligning the interests of Sterling's senior executives and key employees with Sterling's long term goal of maximizing stockholder value because the employees will not receive any benefit from this compensation unless the stock price rises.

         Sterling's Omnibus Plan permits us to specify the number of shares covered by awards and the vesting schedule. We have generally imposed a five-year vesting schedule for all awards in order to provide an incentive to create stockholder value over time, since the full benefit of the awards cannot be realized unless there is appreciation in stock value over a number of years. However, options granted under the Omnibus Plan become fully exercisable in the event of the optionee's termination of employment by reason of death, disability or retirement and may become fully exercisable in the event of a "change of control." No option may be exercised after the tenth anniversary of the date of grant or the earlier termination of the option. All options are granted with an exercise price at or above the fair market value of a share of Sterling's common stock on the date of grant.

         During fiscal 2000, we awarded non-qualified stock options to acquire an aggregate of 100,500 shares of Sterling's common stock under the Omnibus Plan. We did not make any other awards under the Omnibus Plan in fiscal 2000. Also during fiscal 2000, options to acquire an aggregate of 27,070 shares of Sterling's common stock expired as a result of resignations of several employees.

Compensation to the Chairman of the Board and the Chief Executive Officer

         Frank P. Diassi has been Sterling's Chairman of the Board since August 21, 1996. Peter W. De Leeuw was Sterling's President and Chief Executive Officer until May 8, 2000. In fiscal 2000, Mr. Diassi was paid a base salary of $350,016 and Mr. De Leeuw was paid a base salary at a rate of $325,000 per annum. We used the same executive compensation practices described above to determine the compensation paid to Messrs. Diassi and De Leeuw in fiscal 2000 and believe that their fiscal 2000 base salaries were below the mid-point salary paid to similar individuals in the competitive market. In fiscal 2000, neither Mr. Diassi nor Mr. De Leeuw received any awards under the Omnibus Plan. Upon Mr. De Leeuw's retirement, we paid a one-time payment to Mr. De Leeuw of $1,235,000 and $20,838 as compensation for unused vacation time.

Tax Treatment

         We consider the anticipated tax treatment of our executive compensation program when setting levels and types of compensation. Section 162(m) of the Internal Revenue Code generally disallows a tax deduction to public companies for compensation paid to the company's chief executive officer or any of the other four most highly compensated executive officers in excess of $1 million in any year, with certain performance-based compensation being specifically exempt from this deduction limit. In fiscal 2000, no employee of Sterling subject to this limit received compensation in excess of $1 million. Consequently, we believe that the requirements of Section 162(m) will not affect the tax deductions available to Sterling in connection with its executive compensation for the 2000 fiscal year.

Additional Information

         No portion of this report shall be deemed to be incorporated by reference into any filing under the Securities Act or under the Securities Exchange Act through any general statement incorporating by reference the Proxy Statement in which this report appears in its entirety, except to the extent that Sterling specifically incorporates this report or a portion of this report by reference. In addition, this report shall not otherwise be deemed to be filed under either of such Acts except the extent required by Item 402 of Regulation S-K.


                                               Respectfully submitted,

                                               The Compensation Committee
                                                   of the Board of Directors

                                               Frank J. Hevrdejs (Chairman)
                                               Allan R. Dragone
                                               Rolf H. Towe

EXECUTIVE COMPENSATION AND OTHER INFORMATION

Executive Compensation

         The following table shows the compensation we paid during the three fiscal years ended September 30, 2000 to all individuals who served as our Chief Executive Officer or acted in a similar capacity during fiscal 2000 and our other four most highly compensated officers during fiscal 2000.

                                                                                             LONG-TERM
                                                          ANNUAL                           COMPENSATION
                                                      COMPENSATION                            AWARDS
                                        ---------------------------------------    -----------------------------
                                                                                    RESTRICTED      SECURITIES
            NAME AND           FISCAL                               OTHER ANNUAL      STOCK         UNDERLYING        ALL OTHER
      PRINCIPAL POSITION        YEAR     SALARY(1)     BONUS        COMPENSATION     AWARD(S)    OPTIONS/SARS(2)   COMPENSATION(3)
------------------------------ ------    ---------    -------       ------------   -----------   ---------------   ---------------
Frank P. Diassi...............  2000     $350,016     $     0        $      0       $     0               0         $    29,568
 Chairman of the Board of       1999      333,344           0               0             0         158,730              35,406
   Directors                    1998      300,000           0               0             0          95,238              34,606

Peter W. De Leeuw(4)..........  2000      201,899           0               0             0               0           1,258,672(5)
 President and Chief            1999      312,504           0               0             0         125,000              21,050
   Executive Officer            1998      162,500           0               0        95,000(6)      125,000              18,349

Richard K. Crump..............  2000      214,583           0               0             0               0               8,953
 Executive Vice President-      1999      200,000      10,000               0             0          50,265               9,885
   Operations                   1998      194,167           0               0             0          30,159              10,139

Gary M Spitz(7)...............  2000      217,917      50,000               0             0               0               3,541
 Executive Vice President and   1999      193,333           0               0             0          45,000               3,478
   Chief Financial Officer      1998      126,818      25,000(8)      166,364(9)     50,000(10)      45,000               3,309

David G. Elkins(11)...........  2000      218,750      50,000               0             0               0              20,162
 Executive Vice President,      1999      200,000      20,000               0             0          60,000              27,546
   General Counsel and          1998      150,000           0               0        55,000(12)      60,000               9,654
   Secretary

Robert O. McAlister...........  2000      176,833           0               0             0               0              53,818(13)
 Vice President-Human           1999      165,167           0               0             0          29,100              25,753
   Resources and                1998      155,167           0               0             0          17,460              24,749
   Administration

-------------------------

(1)   Includes amounts deferred under our 401(k) Savings and Investment
      Plan.

(2) On December 14, 1998, we repriced all outstanding stock options to lower the exercise price to $6 per share. As no options were granted to any of our officers appearing in this table during fiscal 1999, figures for fiscal 1999 are included solely to reflect the repricing of options granted during fiscal 1997 and fiscal 1998.

(3) Includes premiums for group life insurance and premiums for executive life insurance paid by us as follows:

                                           Fiscal                  Executive
                                            Year     Group Life       Life
                                           ------    ----------    ---------
            Frank P. Diassi............     2000     $ 10,488      $ 19,080
                                            1999       16,326        19,080
                                            1998       15,526        19,080

            Peter W. De Leeuw..........     2000        2,834             0
                                            1999        5,851        15,199
                                            1998        3,150        15,199

            Richard K. Crump...........     2000        1,323         7,630
                                            1999        2,255         7,630
                                            1998        2,508         7,631

                                           Fiscal                  Executive
                                            Year     Group Life       Life
                                           ------    ----------    ---------
            Gary M. Spitz..............     2000      $   810      $  2,731
                                            1999          747         2,731
                                            1998          578         2,731

            David G. Elkins............     2000        2,527        17,635
                                            1999        3,618        23,928
                                            1998        3,038         6,616

            Robert O. McAlister........     2000        3,089        21,708
                                            1999        4,045        21,708
                                            1998        3,041        21,708

(4) Mr. De Leeuw joined us as our President and Chief Executive Officer effective April 1, 1998 and retired effective May 8, 2000, meaning that he was employed by us during fiscal 1998 for only six months and during fiscal 2000 for only approximately 7 months.

(5) Includes compensation for unused vacation time of $20,838 and a severance payment of $1,235,000 paid upon Mr. De Leeuw's retirement from employment with us pursuant to a Severance Agreement between Mr. De Leeuw and us.

(6) Mr. De Leeuw was granted 10,000 shares of restricted stock on March 16, 1998. Pursuant to a Severance Agreement between Mr. De Leeuw and us, all remaining forfeiture provisions on such shares have expired. As of the last day of fiscal 2000, such shares had a value of $18,125 based on the closing market price per share on September 30, 2000.

(7) Mr. Spitz joined us as our Vice President and Chief Financial Officer on January 19, 1998, meaning that he was employed by us during fiscal 1998 for only approximately eight and one-half months.

(8)   Consists of a signing bonus paid pursuant to Mr. Spitz's Employment
      Agreement.

(9)   Consists of moving expenses paid by us.

(10) Mr. Spitz was granted 5,000 shares of restricted stock on January 19, 1998. Of such shares, 1,250 shares are currently subject to forfeiture if Mr. Spitz's employment is terminated under certain specified circumstances. Such forfeiture provisions expire on January 19, 2001 or, if earlier, upon the occurrence of certain specified events. If any dividends are paid on these shares prior to the expiration of the forfeiture provisions, Mr. Spitz is entitled to receive the dividends only upon the expiration of the forfeiture provisions, without any interest being paid on that amount. As of the last day of fiscal 2000, such shares had a value of $9,062.50 based on the closing market price per share on September 30, 2000.

(11) Mr. Elkins joined us as our Vice President, General Counsel and Secretary effective January 1, 1998, meaning that he was employed by us during fiscal 1998 for only nine months.

(12) Mr. Elkins was granted 5,000 shares of restricted stock on January 1, 1998. Of such shares, 1,250 shares are currently subject to forfeiture if Mr. Elkins' employment is terminated under certain specified circumstances. Such forfeiture provisions expire on January 1, 2001 or, if earlier, upon the occurrence of certain specified events. If any dividends are paid on these shares prior to the expiration of the forfeiture provisions, Mr. Elkins is entitled to receive the dividends only upon the expiration of the forfeiture provisions, without any interest being paid on that amount. As of the last day of fiscal 2000, such shares had a value of $9,062.50 based on the closing market price per share on September 30, 2000.

(13) Includes compensation for unused vacation time of $28,369 paid upon Mr. McAlister's retirement from employment with us and premiums for liability insurance paid by us of $652.

Option Grants in Last Fiscal Year

         We did not grant any stock options in fiscal 2000 to any individual who served as our Chief Executive Officer or acted in a similar capacity during fiscal 2000 or any of our other four most highly compensated officers during fiscal 2000.

Aggregate Year-end Option Values

         The following table provides information on the value of unexercised stock options, as of September 30, 2000, held by each individual who served as our Chief Executive Officer or acted in a similar capacity during fiscal 2000 and our other four most highly compensated officers during fiscal 2000. There were no exercises of options or stock appreciation rights during fiscal 2000 by any of these officers, and none of these officers held any stock appreciation rights at September 30, 2000.

                                 Number Of Securities                       Value Of Unexercised
                            Underlying Unexercised Options              In-The-Money Options/SARs At
                                 At September 30, 2000                      September 30, 2000*
                           ----------------------------------           -----------------------------
                           Exercisable          Unexercisable          Exercisable      Unexercisable
                           -----------          -------------          -----------      -------------
   Frank P. Diassi            85,714                73,016                 --                 --
   Peter W. De Leeuw         125,000                     0                 --                 --
   Richard K. Crump           27,143                23,122                 --                 --
   Gary M. Spitz              18,000                27,000                 --                 --
   David G. Elkins            30,000                30,000                 --                 --
   Robert O. McAlister        29,100                     0                 --                 --

     * The "value" of unexercised options is based on the amount, if any, by which the market price of a share of our common stock on the relevant date exceeds the exercise price of the option. The actual gain, if any, that one of our officers realizes from the exercise of options will depend on the market price of a share of our common stock at the time of exercise. An "In-The-Money" option is an option for which the exercise price is lower than the market price of a share of our common stock on the relevant date. None of our officers held options with an exercise price below the market price of a share of our common stock as of September 30, 2000.

Pension Plans

     Salaried Employees'            Most of our salaried employees, including
     Pension Plan                   all individuals who served as our Chief
                                    Executive Officer or acted in a similar
                                    capacity during fiscal 2000 and our other four most highly compensated officers during fiscal 2000, participate in our defined benefit Salaried Employees' Pension
                                    Plan. We determine the pension costs under this Plan each year on an actuarial basis and make all necessary contributions. The pension benefits payable under this Plan are determined by multiplying the employee's "vested percentage" by the sum of (i) the number of years the employee is given credit as having worked for us times
                                    1.2% of his or her "Average Earnings" plus
                                    (ii) the number of years the employee is given credit as having worked for us (not to exceed 35) times 45% of the amount which his or her "Average Earnings" exceeds the average

                                    (without indexing) of his or her Social
                                    Security taxable wage bases during the
                                    35-year period ending on December 31 of the year in which he or she attains Social Security retirement age. Generally, an employee's "Average Earnings" will be either the average compensation received by the employee during the three years in which the employee was paid the most in his or her final five years of employment or the average compensation received by the employee during the last 36 months of his or her employment, whichever is larger, excluding amounts received under our Profit Sharing and Bonus Plans. However, due to certain limitations imposed under the Internal Revenue Code, benefits payable to an employee under this Plan are effectively limited in amount to those benefits that would be payable to an employee having Average Earnings of $170,000.

     Pension Benefit                Each of our salaried employees who is
      Equalization Plan             eligible to participate in our Pension Plan
                                    is also eligible to participate in our
                                    Pension Benefit Equalization Plan. Our
                                    Equalization Plan pays additional benefits to employees whose benefits under our Pension Plan are limited as a result of specified limitations under the Internal
                                    Revenue Code. The amount of benefits
                                    payable under our Equalization Plan is
                                    designed to eliminate the effect of these limitations on the aggregate pension benefits payable to the participants but not provide any additional benefits beyond that amount. These benefits are generally payable at the times we pay benefits under our Pension Plan. We have paid benefits under our Equalization Plan to former employees.

     Supplemental                   Each of our employees who are a part of
       Employee                     management or who are considered "highly
        Retirement Plan             compensated" and subject to limitations on
                                    the amount of Pension Plan benefits they may receive under the Internal Revenue Code is also eligible to participate in our Supplemental Employee Retirement Plan. Our
                                    Supplemental Plan pays additional benefits to employees whose benefits under our Pension Plan are limited as a result of such employee's Average Earnings exceeding
                                    $170,000 or due to the removal of certain
                                    Social Security integration benefits from the Pension Plan. The amount of benefits payable under our Supplemental Plan is designed to eliminate the effect of these limitations on the aggregate pension benefits payable to the participants but not provide any additional benefits beyond that amount. These benefits are generally payable at the same time as when we pay benefits under our Pension Plan. We have paid benefits under our Supplemental Plan to former employees.

         The following table sets forth the aggregate amount of annual normal retirement benefits that would be payable under our Pension Plan, Equalization Plan and Supplemental Plan if an employee retired during calendar 2000 at the age of 65 with the years of service shown (assuming the continued existence of our Pension Plan, Equalization Plan and Supplemental Plan without substantial change and payment in the form of a single life annuity).

                                    Years of Service
             ------------------------------------------------------------
Average
Earnings        15           20           25           30           35
--------     --------     --------     --------     --------     --------
$125,000     $ 28,568     $ 38,091     $ 47,614     $ 57,137     $ 66,659
 150,000       34,756       46,341       57,926       69,512       81,097
 175,000       40,943       54,591       68,239       81,887       95,534
 200,000       47,131       62,841       78,551       94,262      109,972
 250,000       59,506       79,341       99,176      119,012      138,847
 300,000       71,881       95,841      119,801      143,762      167,722
 400,000       96,631      128,841      161,051      193,262      225,472
 450,000      109,006      145,341      181,676      218,012      254,347
 500,000      121,381      161,841      202,301      242,762      283,222

For our executive officers, the compensation covered by these Plans is solely that compensation reported under the salary column in the executive compensation table appearing in this Proxy Statement and may, as to a particular executive officer for a given year, differ by more than 10% from that executive officer's total annual compensation reported in the executive compensation table, depending on the amount of bonuses and other annual compensation paid to that executive officer during the relevant year.

         As of September 30, 2000, the credited years of service under these Plans of all individuals who served as our Chief Executive Officer or acted in a similar capacity during fiscal 2000 and our other four most highly compensated officers during fiscal 2000 were:

                  Frank P. Diassi..................  4 years
                  Peter W. De Leeuw................  2 years
                  Richard K. Crump................. 14 years
                  Gary M. Spitz....................  3 years
                  David G. Elkins..................  3 years
                  Robert O. McAlister.............. 10 years

Assuming retirement at age 65 (or after five years of service, if later) and the continuation of their current levels of base salary until retirement, the total retirement benefits payable to each individual who served as our Chief Executive Officer or acted in a similar capacity during fiscal 2000 and our other four most highly compensated officers during fiscal 2000 under the Equalization and Supplemental Plans would be:

                                                                            Net Payment
                            Gross Payment     Reduction for Payments     Under Equalization
                           Under All Plans      Under Pension Plan     and Supplemental Plans
                           ---------------    ----------------------   ----------------------
Frank P. Diassi             $    28,384            $    13,137             $    15,247
Peter W. De Leeuw(1)                  0                      0                       0
Richard K. Crump                 89,803                 63,181                  26,622
Gary M. Spitz                    81,617                 57,043                  24,574
David G. Elkins(2)               33,178                 23,428                   9,750
Robert O. McAlister(3)           22,163                 21,104                   1,059

(1) Mr. De Leeuw retired on May 8, 2000 and is no longer eligible for payments under these Plans.

(2) Excludes supplemental pension benefits payable to Mr. Elkins under his Employment Agreement.

(3) Mr. McAlister retired effective as of September 30, 2000. The figures included in the table above reflect the actual amounts to be paid to Mr. McAlister under the relevant Plans.

         All of the benefits appearing in the pension plan table are computed on a single-life annuity basis and are not subject to any deduction for Social Security or other offset amounts. However, our Supplemental Plan does contain an alternative formula for determining benefits which includes a Social Security offset. We have never used this alternative formula to determine the amount of any benefits paid under our Supplemental Plan.

Employment Agreements

     GARY M. SPITZ

         On January 19, 1998, we entered into an Employment Agreement with Mr. Spitz under which we engaged Mr. Spitz to serve as our Chief Financial Officer and Vice President - Finance. Under his Employment Agreement, Mr. Spitz earns a base salary that was initially set at $180,000 per year (subject to increase at the discretion of our Board) and he participates in our bonus and incentive plans. In addition, when Mr. Spitz signed his Employment Agreement, we paid Mr. Spitz a $25,000 signing bonus and granted Mr. Spitz 5,000 shares of our common stock (1,250 of which are currently subject to forfeiture if Mr. Spitz's employment is terminated under specified circumstances) and options to purchase 45,000 shares of our common stock for $12 per share (with 20% of such options vesting annually on each January 19, commencing with January 19, 1999). On December 14, 1998, we reduced the exercise price of these options to $6 per share. Mr. Spitz was also granted the right to purchase up to 50,000 shares of our common stock but that right expired on April 30, 1998 without having been exercised.

         Either we or Mr. Spitz may terminate Mr. Spitz's Employment Agreement at any time, for any reason or for no reason. However, if Mr. Spitz terminates his employment for a Good Reason (as defined in his Employment Agreement) after the occurrence of a specified change of control or we terminate Mr. Spitz's employment for any reason other than Misconduct or Disability (as those terms are defined in his Employment Agreement), Mr. Spitz is entitled to continuing coverage under all of our life, healthcare, medical and dental insurance plans and programs (excluding disability) for 24 months, so long as Mr. Spitz pays any required employee premiums under these plans or programs or COBRA. However, we are not required to make these payments or provide these coverages if Mr. Spitz's employment is terminated after his "normal retirement date" under our Pension Plan and our obligation to provide continuing coverage under our benefits plans immediately ends if Mr. Spitz obtains other employment where he is provided with substantially similar benefits.

     DAVID G. ELKINS

         On November 12, 1997, we entered into an Employment Agreement with Mr. Elkins under which we engaged Mr. Elkins to serve as our General Counsel and Corporate Secretary and one of our Vice Presidents. Under his Employment Agreement, Mr. Elkins earns a base salary that was initially set at $200,000 per year (subject to increase at the discretion of our Board) and he participates in our bonus and incentive plans. In addition, when Mr. Elkins signed his Employment Agreement, we granted Mr. Elkins 5,000 shares of our common stock (1,250 of which are currently subject to forfeiture if Mr. Elkins' employment is terminated under specified circumstances) and options to purchase 60,000 shares of our common stock for $12 per share (with 25% of such options vesting annually on each January 1, commencing with January 1, 1999). On December 14, 1998, we reduced the exercise price of these options to $6 per share. Mr. Elkins was also granted the right to purchase up to 80,000 shares of our common stock but that right expired on April 30, 1998 without having been exercised.

         Either we or Mr. Elkins may terminate Mr. Elkins' Employment Agreement at any time, for any reason or for no reason. However, if Mr. Elkins terminates his employment for a Good Reason (as defined in his Employment Agreement) or we terminate Mr. Elkins' employment for any reason other than Misconduct or Disability (as those terms are defined in his Employment Agreement), Mr. Elkins is entitled to continuing coverage under all of our life, healthcare, medical and dental insurance plans and programs (excluding disability) for 36 months, so long as Mr. Elkins pays any required employee premiums under these plans or programs or COBRA. However, we are not required to make these payments or provide these coverages if Mr. Elkins' obtains other employment where he is provided with substantially similar benefits. Finally, if Mr. Elkins' Employment Agreement is terminated under these circumstances, all vesting and similar requirements and all conditions to entitlement to benefits are deemed satisfied under these plans and programs, meaning that all options held by Mr. Elkins would immediately vest and all forfeiture provisions for any restricted stock would immediately lapse.

         Under his Employment Agreement, Mr. Elkins is entitled to participate in, and receive benefits under, most of our employee benefit plans as if his employment with us commenced on January 1, 1993 or, in the case of our post-retirement healthcare plan, January 1, 1988. In addition, Mr. Elkins is entitled under his Employment Agreement to receive pension benefits which are supplemental to the pension benefits payable to Mr. Elkins under our Pension Plan, Equalization Plan and Supplemental Plan.

Severance Agreement

         On May 1, 2000, we entered into a Severance Agreement with Mr. De Leeuw in connection with his retirement as our President and Chief Executive Officer, which was effective as of May 8, 2000. Under the Severance Agreement, we paid Mr. De Leeuw a lump sum amount for all unpaid base salary earned by Mr. De Leeuw as of May 12, 2000, an additional lump sum payment of $20,837 as payment for unused vacation time and an additional lump sum severance payment of $1,235,000. We also paid Mr. De Leeuw $341,250 on October 26, 2000 as his prorated portion of the bonus Mr. De Leeuw would have earned under our bonus plan had he remained employed by us through that date. When we hired Mr. De Leeuw as our President and Chief Executive Officer, we granted Mr. De Leeuw 10,000 shares of our common stock subject to certain restrictions and options to acquire 125,000 shares of our common stock subject to vesting over a five year period. Under the Severance Agreement, Mr. De Leeuw became fully vested in all of such shares free of any restrictions and all of these options. The Severance Agreement also contains customary releases by us and Mr. De Leeuw and an agreement by Mr. De Leeuw to not engage in specified competitive activities for a one-year period.

Key Employee Protection Plan

         On January 26, 2000, our Board approved our Key Employee Protection Plan, which has subsequently been amended. Our Compensation Committee is authorized to designate a select group of management or highly compensated employees as participants under our Key Employee Protection Plan and set their applicable multipliers. Our Compensation Committee may also terminate any participant's participation under this Plan on 60 days' notice if it determines that the participant is no longer one of our key employees.

         Under our Key Employee Protection Plan, any participant under the Plan that terminates his or her employment for "Good Reason" or is terminated by us for any reason other than "Misconduct" or "Disability" within two years after the date on which a specified change of control occurs is entitled to benefits under the Plan. If a participant becomes entitled to benefits under our Key Employee Protection Plan, we are required to provide the participant with a lump sum cash payment equal to the participant's applicable multiplier times the sum of the participant's highest annual base compensation during the last three years plus the participant's targeted bonus for the year of termination. The amount of this payment is reduced, however, by the amount of any other separation, severance or termination payments made by us to the participant under any other plan or agreement or pursuant to law. In addition, if the participant is not one of our senior executives, the participant is not entitled to this amount if his or her termination date is after his or her normal retirement date. The participant is also entitled to receive any accrued but unpaid compensation, compensation for unused vacation time and any unpaid vested benefits earned or accrued under any of our benefit plans (other than qualified plans). Finally, for a period of 24 months (including 18 months COBRA coverage), the participant will continue to be covered by all of our life, health care, medical and dental insurance plans and programs (other than disability), as long as the participant makes a timely COBRA election and pays the regular employee premiums required under our plans and programs and by COBRA. However, if the participant is not one of our senior executives, the participant is not entitled to continued coverage under our plans and programs if his or her termination date is after his or her normal retirement date. In addition, our obligation to continue to provide coverage under our plans and programs to any participant ceases if and when the participant becomes employed on a full-time basis by a third party which provides the participant with substantially similar benefits.

         If so approved by our Compensation Committee, any of our senior executives can become entitled to receive all of the benefits provided under the Plan, irrespective of whether a change of control has occurred. However, if benefits are paid to a participant under this provision of the Plan, the senior executive's applicable multiplier is reduced by 50%.

         If any payment or distribution under our Key Employee Protection Plan to any participant is subject to excise tax pursuant to Section 4999 of the Internal Revenue Code, the participant is entitled to receive a gross-up payment from us in an amount such that, after payment by the participant of all taxes on the gross-up payment, the amount of the gross-up payment remaining is equal to the excise tax imposed under Section 4999 of the Internal Revenue Code. However, the maximum amount of any gross-up payment is 25% of the sum of the participant's highest annual base compensation during the last three years plus the participant's targeted bonus for the year of payment.

         We may terminate our Key Employee Protection Plan at any time and for any reason but any termination does not become effective as to any participant until 90 days after we give the participant notice of the termination of the Plan. In addition, we may amend our Key Employee Protection Plan at any time and for any reason but any amendment that reduces, alters, suspends, impairs or prejudices the rights or benefits of any participant in any material respect does not become effective as to a participant until 90 days after we give the participant notice of the amendment of the Plan. However, no termination of our Key Employee Protection Plan, or any of these types of amendments to the Plan, can be effective with respect to any participant if the termination or amendment is related to, in anticipation of or during the pendency of a change of control or is for the purpose of encouraging or facilitating a change of control. In addition, no termination or amendment of our Key Employee Protection Plan can affect the rights or benefits of any participant that are accrued under the Plan at the time of termination or amendment or that accrue thereafter on account of a change of control that occurred prior to the termination or amendment.

PERFORMANCE GRAPH

         The following Stock Performance Graph compares our cumulative total stockholder return on shares of our common stock for a five-year period with the cumulative total return of the Standard & Poor's Stock Index and the Standard & Poor's Chemicals Index. The graph assumes $100 was invested on September 30, 1995 in shares of our common stock, the S&P 500 Index and the S&P Chemicals Index and that dividends were reinvested.

                                    [GRAPH]

                                                CUMULATIVE TOTAL RETURN
                                        ---------------------------------------
                                        9/95   9/96   9/97   9/98   9/99   9/00
STERLING CHEMICALS HOLDINGS, INC.       100    148    148     85     42     22
S&P 500                                 100    120    169    185    236    267
S&P CHEMICALS                           100    129    169    151    178    133

         In connection with our recapitalization in August of 1996, our common stock was delisted from the New York Stock Exchange and is now included in the OTC Electronic Bulletin Board maintained by the National Association of Securities Dealers, Inc. We believe that this delisting, combined with the contemporaneous significant reductions in the overall number of outstanding shares and record holders of our common stock, have significantly reduced the liquidity of the trading market for shares of our common stock.

         We cannot give you any assurance as to future trends in the cumulative total return on shares of our common stock or of the following indices and we do not make or endorse any predictions as to future stock performance.

AMOUNT AND NATURE OF SHARES BENEFICIALLY OWNED

         The following table sets forth certain information regarding the ownership of our common stock as of December 4, 2000 by (i) each of our directors and each person nominated to become one of our directors, (ii) each of our executive officers named in the Executive Compensation Table, (iii) all those known by us to be the beneficial owner of more than 5% of our common stock and (iv) all of our directors and executive officers as a group. Unless otherwise noted, the mailing address of each such owner is 1200 Smith Street, Suite 1900, Houston, Texas 77002-4312.

         In addition, an aggregate of 590,895 shares of our common stock are held by the Sterling Chemicals ESOP on behalf of our employees, including certain of our executive officers, representing approximately 5% of our outstanding shares of common stock, of which 477,360 shares have been allocated to employees' accounts to date. These shares are held of record by Merrill Lynch & Co. Incorporated, as trustee, who disclaims beneficial ownership of such shares. Merrill Lynch exercises sole power to vote these shares until they are allocated to the account of one of our employees, who then has sole power to vote his or her respective ESOP shares.

                                                                                                                Percent of
                                              Number of           Right to        Restricted                   Outstanding
                 Name                       Shares Owned(1)       Acquire(2)      Stock(3)          Total         Shares
                 ----                       ---------------       ----------      ----------      ---------    -----------
Frank P. Diassi........................        710,015(4)          118,413              0           828,428         6.4%
Peter W. De Leeuw......................         36,536             125,000              0           161,536         1.3%
Allan R. Dragone.......................         61,781               7,000              0            68,781            *
Frank J. Hevrdejs......................        920,003(5)           27,000              0           947,003         7.4%
Hunter Nelson..........................         67,154               7,000              0            74,154            *
Robert W. Roten........................        169,693               6,000              0           175,693         1.4%
Rolf H. Towe(6)........................      2,010,580              63,020              0         2,073,600        16.1%
Richard K. Crump.......................         46,308              31,165              0            77,473            *
David G. Elkins........................         19,841              45,000          1,250            66,091            *
Gray M. Spitz..........................         14,841              27,000          1,250            43,091            *
Robert O. McAlister....................         21,270              29,100              0            50,370            *
Clipper Capital Associates, Inc.(7)....      2,004,184              59,020              0         2,063,204        16.1%
Koch Industries, Inc.(8)...............      1,128,223              49,031              0         1,177,254         9.2%
Fayez Sarofim & Co.(9).................        687,548                   0              0           687,548         5.4%
Olympus Growth Fund II, L.P.(10).......        620,383              58,387              0           678,770         5.3%
Olympus Executive Fund, L.P.(10).......          7,293                 633              0             7,926            *
Directors and Officers as a
   Group (12 persons)..................      4,078,022             485,698          2,500         4,566,220        34.4%

-------------------------

*      Less than 1%

(1)    Includes shares of our common stock for which the named person:

           o    has sole voting and investment power or

           o    has shared voting and investment power with his or her spouse

Includes shares of our common stock held by Merrill Lynch, as Trustee of our Savings and Investment Plan or as Trustee of our ESOP, and allocated to the named person's account as follows:

                                                                SIP        ESOP
                                                               ------     -----
             Frank P. Diassi............................            0     1,755
             Robert W. Roten............................       36,806       664
             Richard K. Crump...........................        7,478     1,755
             Gary M. Spitz..............................            0     1,091
             David G. Elkins............................            0     1,091
             Robert O. McAlister........................        3,294         0
             Directors and Officers as a Group..........       47,578     6,356



Excludes shares of our common stock that:

         o    are restricted stock holdings or

         o may be acquired through the exercise of stock options within 60 days


              Excludes shares of our common stock and currently exercisable warrants to acquire shares of our common stock held by persons other than the named person who are parties to the Voting Agreement described in "Certain Transactions." Each of Messrs. Diassi, Hevrdejs and Nelson, Clipper Capital Associates, Inc., Koch Industries, Inc., Olympus Growth Fund II, L.P., Olympus Executive Fund, L.P. and Fayez Sarofim & Co. is a party to the Voting Agreement. Other parties to the Voting Agreement include William A. McMinn, one of our former directors, who beneficially owns 174,896 shares of our common stock, William C. Oehmig, who beneficially owns 361,772 shares of our common stock, The Rheney Living Trust (Susan O. Rheney and Clarke Rheney, Trustees), which beneficially owns 48,307 shares of our common stock, CS First Boston Merchant Investments 1995/96, L.P., which beneficially owns 75,900 shares of our common stock, and Von D. Oehmig, who beneficially owns 2,083 shares of our common stock. In addition, Gordon A. Cain, who beneficially owns currently exercisable warrants to acquire 160,000 shares of our common stock, and James Crane, who beneficially owns currently exercisable warrants to acquire 30,000 shares of our common stock, are parties to the Voting Agreement. All of the parties to the Voting Agreement may be deemed to be members of a "group" within the meaning of Rule 13d-5(b)(1) under the Securities Exchange Act and, as a result, may be deemed to have beneficial ownership of all of the shares of our common stock subject to the Voting Agreement. All shares of our common stock owned by the parties to the Voting Agreement are subject to the Voting Agreement, irrespective of whether such shares are currently owned or subsequently acquired, through purchase, the exercise of warrants or otherwise. The Voting Agreement expires at the time described in "Certain Transactions." Currently, an aggregate of 6,653,583 shares of our common stock, representing approximately 52% of our outstanding shares of common stock, are subject to the Voting Agreement. Each of the named persons expressly disclaims membership in such group and beneficial ownership of any shares of our common stock or warrants to acquire shares of our common stock held by the other parties to the Voting Agreement.

       (2) Shares of our common stock that can be acquired through the exercise of warrants or stock options within 60 days.

       (3) Shares of our common stock subject to a vesting schedule, forfeiture risk or other similar restrictions.

       (4) Includes (i) 20,000 shares of our common stock held as Trustee of the Gabrielle Diassi Trust, (ii) 40,000 shares of our common stock held as Trustee of the Diassi Children's Trust, (iii) 10,000 shares of our common stock held as Trustee of the Brianna Diassi Trust, (iv) 10,000 shares of our common stock held as Trustee of the Nicholas Diassi Trust, (v) 10,000 shares of our common stock held by Mr. Diassi's wife and (vi) 10,000 shares of our common stock held by Amerlux, Inc., a manufacturer of lighting fixtures for commercial and retail markets of which Mr. Diassi owns 50% of the outstanding equity and serves as Chairman of the Board. Mr. Diassi disclaims beneficial ownership of all of these shares.

       (5) Includes 1,990 shares of our common stock owned by Mr. Hevrdejs' wife. Mr. Hevrdejs disclaims beneficial ownership of such shares.

       (6) Represents shares of our common stock and includes warrants to acquires shares of our common stock held by The Clipper Group (see Note 7) with respect to which Mr. Towe, as Senior Managing Director of The Clipper Group, L.P. and Vice President of Clipper Asset Management, Inc., may be deemed to have beneficial ownership. Mr. Towe disclaims beneficial ownership of such shares and warrants.

       (7) Clipper Capital Associates, Inc. ("Clipper") may be deemed to be the beneficial owner of such shares of our common stock by virtue of its relationship with entities that have beneficial ownership of such shares as discussed herein. Clipper and its affiliated entities described herein are collectively referred to as "The Clipper Group." Clipper is the sole general partner of Clipper Associates, and is a Delaware corporation principally engaged in holding investments, formed for the purpose of serving as general partner of Clipper Associates. The mailing address of Clipper is 650 Madison Ave., 9th Floor, New York, New York 10022. Clipper Associates is a Delaware limited partnership principally engaged in making investments, directly or indirectly through other entities and is the sole general partner of Clipper Equity Partners I, L.P. ("Clipper I") and Clipper/Merchant Partners, L.P. ("Clipper II"), with sole voting and dispositive power with respect to the securities held by such partnerships. Each of Clipper I and Clipper II is a Delaware limited partnership, principally engaged in making investments. Clipper Associates may be deemed to directly beneficially own 11,831 shares of our common stock and indirectly beneficially own 201,776 shares of our common stock by virtue of its status as nominee under certain nominee agreements, pursuant to which it exercises sole voting and dispositive power with respect to such shares. Clipper I may be deemed to directly beneficially own 444,537 shares of our common stock. Clipper II may be deemed to directly beneficially own 516,031 shares of our common stock. Each of Clipper/Merban, L.P. ("Clipper III") and Clipper/European Re, L.P. ("Clipper IV") is a Delaware limited partnership, principally engaged in making investments. Clipper Associates is the sole investment general partner of Clipper III and Clipper IV, having sole voting and dispositive power with respect to securities held by such partnerships. Clipper III may be deemed to directly beneficially own 592,701 shares of our common stock. Clipper IV may be deemed to directly beneficially own 296,328 shares of our common stock. Clipper Curacao, Inc., a corporation organized under the laws of the British Virgin Islands, is the sole administrative general partner of Clipper III and Clipper IV, responsible for the administrative functions of such partnerships. The share amounts set forth in this footnote include warrants to acquire shares of our common stock in the amounts of 28 shares with respect to Clipper Associates, 13,605 shares with respect to Clipper I, 18,149 shares with respect to Clipper II, 18,149 shares with respect to Clipper III and 9,089 shares with respect to Clipper IV.

       (8) Represents shares of our common stock held by Koch Capital Services, Inc., a wholly owned subsidiary of Koch Industries, Inc. which may be deemed to be the beneficial owner of such shares. The mailing address of Koch Capital Services, Inc. and Koch Industries, Inc. is 4111 East 37th Street North, Wichita, Kansas 67220.


       (9) Represents shares of our common stock directly beneficially owned by FSI No. 2 Corporation, a wholly owned subsidiary of Fayez Sarofim & Co., which may be deemed to be the beneficial owner of such shares. The majority owner of Fayez Sarofim & Co. is Fayez Sarofim. The mailing address of FSI No. 2 Corporation, Fayez Sarofim & Co. and Fayez Sarofim is Two Houston Center, Suite 2907, Houston, Texas 77010.

       (10) Olympus Growth Fund II, L.P. and Olympus Executive Fund, L.P. are Delaware limited partnerships principally engaged in making investments. OGP II, L.P., a Delaware limited partnership, is the sole general partner of Olympus Growth Fund II, L.P. and OEF, L.P., a Delaware limited partnership, is the sole general partner of Olympus Executive Fund L.P. Each of OGP II, L.P. and OEF, L.P. has the same three general partners, being LJM, L.L.C., RSM, L.L.C. and Conroy, L.L.C., each of which is a Delaware limited liability company. The majority owners of LJM, L.L.C., RSM, L.L.C. and Conroy, L.L.C. are Louis J. Mischianti, Robert S. Morris and James A. Conroy, respectively. The mailing address of each of these entities and individuals is Metro Center, One Station Place, Stamford, Connecticut 06902.

CERTAIN TRANSACTIONS

         The holders of 6,653,583 shares of our common stock, representing approximately 52% of our outstanding shares, are parties to a Third Amended and Restated Voting Agreement dated as of February 1, 1999. Three of our directors, Messrs. Diassi, Hevrdejs and Nelson, are parties to the Voting Agreement. Other parties to the Voting Agreement include William A. McMinn, one of our former directors, William C. Oehmig, Susan O. Rheney (as Trustee of the Rheney Living Trust), Koch Capital Services, Inc., affiliates of Clipper Capital Partners, L.P. who are commonly referred to collectively as "The Clipper Group", FSI No. 2 Corporation, a wholly owned subsidiary of Fayez Sarofim & Co., Olympus Growth Fund II, L.P., Olympus Executive Fund, L.P., Credit Suisse First Boston, Gordon
A. Cain and James Crane. The parties to the Voting Agreement are required to vote any shares of our common stock owned by them in favor of three nominees to our Board of Directors; one to be designated by The Clipper Group, one to be designed by Gordon A. Cain and one to be designated by Koch Capital. Rolf H. Towe is the current designee of The Clipper Group. William A. McMinn was Mr. Cain's designee until his resignation from the Board on October 26, 2000. Mr. Cain has the right to designate Mr. McMinn's replacement. Koch Capital has elected to waive its right to designate a member of our Board of Directors. The rights of each of The Clipper Group and Koch Capital to designate nominees under the Voting Agreement terminates on the earlier of August 21, 2006 or the time at which they beneficial own less than 5% of our outstanding shares, respectively. The right of Mr. Cain to designate a nominee terminates upon the earlier of (a) December 15, 2008 and (b) the later of (i) the expiration of the Standby Purchase Agreement to which he is a party and (ii) the time at which Mr. Cain beneficial owns less than 5% of our outstanding shares.

         The holders of 8,753,243 shares of our common stock, representing approximately 68% of our outstanding shares, are parties to a Stockholders Agreement originally dated as of August 21, 1996 and a Tag-Along Agreement dated as of August 21, 1996. The Stockholders Agreement restricts the transfer of shares of our common stock held by the parties (with certain exceptions), including any disposition of a control position, unless such shares are first offered to be sold to our ESOP, then to us and then to the other parties to the Stockholders Agreement. The Tag-Along Agreement provides that if any party to the agreement, either by themselves or together with others, proposes to transfer a total of 51% or more of our outstanding shares of common stock, that party must give notice of the proposed transfer to each person that retained shares of our common stock in our recapitalization conducted in August of 1996, and each of these stockholders will have the right to have any shares they retained in that recapitalization included in the transfer on a pro rata basis and on the same terms and conditions.

         Since October 1, 1991, we have had ongoing commercial relationships in the ordinary course of business with certain affiliates of Koch Industries, Inc., including agreements for the supply of raw materials, sales of petrochemicals and transportation of natural gas. During the fiscal year ended September 30, 2000:

         o we made product sales to and purchased raw materials from Koch Chemical and Koch Nitrogen Company, indirect wholly owned subsidiaries of Koch Industries;

         o we made payments to John Zink Company, an indirect wholly owned subsidiary of Koch Industries, in consideration for certain contracting and construction services performed at our facilities in Texas City, Texas; and

         o we made payments to Koch Gateway Pipeline Company for the transportation of natural gas to the our acrylic fiber plant through a pipeline in which it is a partner.

Each of these relationships represented less than 1% of our revenues, with the exception that our raw material purchases from Koch Nitrogen and Koch Chemical totaled around 3.3% of our revenues. In addition, in 1998 we filed a lawsuit against John Zink Company seeking recovery for certain types of damages we sustained in connection with a release of nickel carbonyl from our methanol unit on July 30, 1997. This lawsuit has been voluntarily dismissed but, under a tolling agreement between the parties, may be refiled at any time. Finally, in May of 2000, we entered into a new 3-1/2 year ammonia supply agreement with Koch Nitrogen. The new ammonia supply agreement replaced our prior ammonia supply agreement with Koch Nitrogen which was not scheduled to expire until 2002. The new ammonia supply agreement requires us to purchase the same annual quantity of ammonia from Koch Nitrogen but at a revised pricing formula. In connection with the execution of the new ammonia supply agreement, we made a payment to Koch Nitrogen of $1.2 million to settle a dispute under the old ammonia supply agreement and we also made a one-time payment to Koch Nitrogen of $1.8 million in exchange for the revised pricing formula.

         As of December 15, 1998, we entered into separate Standby Purchase Agreements with each of Messrs. McMinn, Diassi and Hevrdejs, Gordon A. Cain, James Crane and Koch Capital Services, Inc. Pursuant to the terms of these agreements, these parties committed to purchase up to 2,500,000 shares of our common stock at a price of $6.00 per share, if, as and when we request at any time prior to December 15, 2001. In order to induce these parties to enter into the Standby Purchase Agreements, we issued to them warrants to purchase an aggregate of 300,000 shares of our common stock at an exercise price of $6.00 per share. In addition, under the Standby Purchase Agreements, we agreed to issue to these parties additional warrants to purchase up to 300,000 additional shares of our common stock if, as and when they purchase shares of our common stock under these agreements. Any shares of our common stock purchased under the Standby Purchase Agreements or on the exercise of the warrants issued under the Standby Purchase Agreements will be subject to the terms of the Voting Agreement, the Stockholders Agreement and the Tag-Along Agreement described above.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

         Section 16(a) of the Securities Exchange Act of 1934 requires our officers, directors and anyone who beneficially owns at least 10% of our common stock to file reports regarding their ownership of our common stock and any changes in that ownership with the SEC. We believe that during fiscal 2000, our officers, directors and 10% stockholders complied with all Section 16(a) filing requirements. In making this statement we have relied on our review of copies of these reports furnished to us and written representations from our officers and directors.

STOCKHOLDER PROPOSALS FOR NEXT YEAR'S ANNUAL MEETING

         In order for a stockholder proposal to be included in our proxy statement for our annual meeting to be held in 2001, the proposal must be submitted before August 23, 2001 to the following address: Sterling Chemicals Holdings, Inc., 1200 Smith Street, Suite 1900, Houston, Texas 77002; Attention:
Corporate Secretary. In order for a stockholder proposal that is not included in that proxy statement to be brought before our annual meeting to be held in 2001, the proposal must be submitted after August 29, 2001 but before September 28, 2001 to the same address.


                                     * * *

         Whether or not you plan on attending the meeting, please complete, date and sign the enclosed proxy and return it in the enclosed envelope. No postage is required for mailing in the United States.



                                             By Order of the Board of Directors



                                             DAVID G. ELKINS
                                             Corporate Secretary


Houston, Texas
December [___], 2000

                                   APPENDIX A

                     Audit and Compliance Committee Charter


                             PRELIMINARY STATEMENTS

              WHEREAS, the Board of Directors (the "Board") of Sterling Chemicals Holdings, Inc. (the "Corporation") has heretofore established and designated a standing committee of the Board known as the Audit and Compliance Committee (the "Committee");

              WHEREAS, the Board has heretofore delegated oversight responsibility to the Committee for the financial reporting, control and audit functions of the Board and for compliance and monitoring programs, corporate information and reporting systems and similar matters; and

              WHEREAS, the Board desires to adopt a formal written charter to govern the composition, duties and responsibilities of the Committee;

              NOW, THEREFORE, IT IS HEREBY RESOLVED that this Audit and Compliance Committee Charter (this "Charter") be, and it hereby is, adopted and approved as the Charter of the Committee.

ROLE OF THE COMMITTEE

              The Committee shall act on behalf of the Board and oversee all material aspects of the Corporation's financial reporting, control, audit and compliance functions, except those reserved by the Board and those related to the responsibilities of another standing committee of the Board. The Committee's role includes a particular focus on the qualitative aspects of financial reporting to the Corporation's stockholders, the Corporation's processes for the management of financial risk and compliance with significant applicable legal, ethical and regulatory requirements. The Committee shall review, discuss and assess its own performance, as well as its role and responsibilities, and may make recommendations to the Board regarding changes in the Committee's role or responsibilities or this Charter. The Board shall review the adequacy of this Charter at least once annually.

              While the Committee has the responsibilities and powers set forth in this Charter, it is not the duty of the Committee to prepare financial statements, to plan or conduct audits or to assure that the Corporation's financial statements are complete and accurate or in accordance with generally accepted accounting principles. Management is solely responsible for preparing the financial statements and implementing internal controls and the Corporation's external auditors are solely responsible for auditing the financial statements and monitoring the effectiveness of the internal controls. Nor is it the duty of the Committee to conduct investigations, to resolve disagreements (if any) between management and the Corporation's external auditors or to assure compliance with the Corporation's policies or any laws, rules, regulations, permits or licenses.

COMPOSITION OF THE COMMITTEE

              The Committee shall consist of such number of directors (not less than three) as the Board shall determine from time to time. Each member of the Committee, including it chairman and any alternate members, shall be appointed by the Board, shall serve at the pleasure of the Board and may be removed at any time by the Board (with or without cause). Each Committee member shall (i) be independent of management and free from any relationship that, in the opinion of the Board, would interfere with the exercise of independent judgment as a member of the Committee, (ii) have general knowledge of the primary industries in which the Corporation operates, (iii) have the ability to read and understand fundamental financial statements, including a balance sheet, income statement and statement of cash flow and (iv) have the ability to understand key financial risks and related controls and control processes. At least one member of the Committee should be literate in business and financial reporting and control, including knowledge of regulatory requirements, and should have past employment experience in finance or accounting (or other comparable financial sophistication or financial management expertise). No member of the Committee may serve on the Compensation Committee of the Board at any time while such member is a member of the Committee. The term of each member of the Committee shall be determined in accordance with the Bylaws of the Corporation. The Board shall have the power at any time to fill vacancies in, to change the membership of or to dissolve the Committee.

COMMITTEE OPERATING PRINCIPLES

              The Committee shall fulfill its responsibilities within the context of the following overriding principles:

              o Working Relationships - The Committee should maintain strong, positive working relationships with management, members of other committees of the Board and key advisors, including internal and external auditors, accountants and attorneys.

              o Communications and Coordination - The Committee should strive to keep fully informed of current and prospective issues facing the Corporation through, communications with senior management, other standing committees of the Board and key advisors, including internal and external auditors, accountants and attorneys. In addition, the Committee should strive to coordinate its compliance activities with the Environmental, Health and Safety Committee of the Corporation and the other standing committees of the Board.

              o Education - The Committee should regularly review important financial and operating topics that present potential significant risk to the Corporation. Each member of the Committee is encouraged to participate in relevant and appropriate self-study education to assure understanding of the business of the Corporation and its subsidiaries and the environment in which they operate.

              o Expectations and Information Needs - The Committee should communicate its expectations and the nature, timing and extent of information it requires to management and internal and external auditors, accountants and attorneys. Written materials, including key performance indicators and measures related to key financial risks, should be provided to the Committee by management at least one week in advance of any meeting of the Committee at which such materials will be discussed.

The Committee shall have direct access to the financial, legal and other staff and advisors of the Corporation and shall have the authority, at the Corporation's expense, to retain and consult with such professional advisors, independent auditors and other experts in connection with the performance of its duties and the exercise of its authority and powers.


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

MONITORING FINANCIAL REPORTING AND RELATED MATTERS

              Relationship With External Auditors. The external auditors of the Corporation, in their capacity as independent public accountants, shall be accountable to the Board and the Committee as representatives of the stockholders. The Committee shall have primary responsibility for the relationship between the Corporation and its external auditors. As the Corporation's external auditors review financial reports and other matters, they will be report to the Committee. In executing its oversight role with respect to financial reporting and related matters, the Committee shall:

              o make recommendations to the Board regarding the selection and termination of the Corporation's external auditors;

              o review and assess the nature and effect of any non-audit services provided by the external auditors; and

              o review and assess the external auditors' compensation and the scope and proposed terms of their engagement, including the range of audit and non-audit fees.

The Committee shall annually review the performance (effectiveness, objectivity and independence) of the Corporation's internal and external auditors. The Committee shall ensure receipt of a formal written statement from the external auditors consistent with standards set by the Independence Standards Board. Additionally, the Committee shall discuss with the auditor relationships or services that may affect auditor objectivity or independence. If the Committee is not satisfied with any external auditor's assurances of independence, it shall take or recommend to the Board appropriate action to ensure the independence of the external auditor.

              Financial Reporting and Controls. The Committee shall be charged with the responsibility of reviewing the adequacy of the Corporation's financial statements and financial reporting systems. In this regard, the Committee shall:

              o review all major financial reports in advance of filings or distributions;

              o consider major changes and other questions of choice regarding the appropriate auditing and accounting principles and practices to be followed when preparing the Corporation's financial statements, including major financial statement issues and risks and their impact or potential effect on reported financial information and the scope, as well as the level of involvement by external auditors in the preparation and review, of unaudited quarterly or other interim-period information;

              o review the annual audit plan and the process used to develop the plan and monitor the status of activities;

              o review the results of each external audit, including any qualifications in the external auditor's opinion, any related management letter, management's responses to recommendations made by the external auditor in connection with the audit and any reports submitted to the Committee by internal auditors (if any) that are material to the Corporation as a whole and management's responses to those reports;

              o discuss with the Corporation's external auditors (i) methods used to account for significant unusual transactions, (ii) the effect of significant accounting policies in


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

                     controversial or emerging areas for which there is a lack of authoritative guidance or consensus, (iii) the process used by management in formulating particularly sensitive accounting estimates and the basis for the auditor's conclusion regarding reasonableness of such estimates and
                     (iv) disagreements with management over the application of accounting principles, the basis for management's accounting estimates and the disclosures in the financial statements; and

              o review the Corporation's annual and quarterly financial statements and the views of management and the Corporation's external auditors on the overall quality of the Corporation's annual and interim financial reporting.

If any internal or external auditor of the Corporation identifies any significant issue relative to overall Board responsibility that has been communicated to management but, in their judgment, have not been adequately addressed, they should communicate these issues to the chairman of the Committee.

              Internal Financial Controls. The Committee shall review the appointment and replacement of the senior internal-auditing executive of the Corporation (if any) and any key financial management of the Corporation and shall review the performance of the Corporation's internal auditors (if any). The Corporation's internal auditors (if any) shall be responsible to the Board through the Committee. The Committee shall consider, in consultation with the Corporation's external auditors and the Corporation's senior internal-auditing executive (if any), the adequacy of the Corporation's internal financial controls. The Committee shall meet periodically with the senior internal-auditing executive (if any) to discuss special problems or issues that may have been encountered by the internal auditors (if any) and review the implementation of any recommended corrective actions. The Committee shall also meet periodically with senior management to review the Corporation's major financial risk exposures.

              Communications With the Board. The Committee shall serve as a channel of communication between the Corporation's external auditors and the Board and between the Corporation's senior internal-auditing executive (if any) and the Board.

              Regulatory Examinations. The Committee shall review and assess any SEC inquiries and the results of examination by other regulatory authorities in terms of important findings, recommendations and management's response.

COMPLIANCE MATTERS

              Compliance Programs and Procedures. In executing its oversight role with respect to compliance functions, the Committee shall review the adequacy of the Corporation's compliance and monitoring programs, corporate information and reporting systems, codes of conduct, policies, standards, practices and procedures (including compliance guides and manuals) for employees of the Corporation and its subsidiaries. In addition, the Committee shall meet periodically with senior management to discuss their views on whether:

              o the operations of the Corporation and its subsidiaries are conducted in compliance with all applicable laws, rules, regulations, permits and licenses, including those pertaining to environmental, health, safety, securities, financial and employment matters;

              o all accounting and reporting financial errors, fraud and defalcations, legal violations and instances of non-compliance with the Corporation's compliance and monitoring


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

                     programs, corporate information and reporting systems, codes of conduct, policies, standards, practices and procedures are detected;

              o all violations of legal requirements are promptly reported to appropriate governmental officials when discovered and prompt, voluntary remedial measures are instituted; and

              o senior management and the Board are provided with timely, accurate information to allow management and the Board to reach informed judgments concerning the Corporation's compliance with law and business performance.

              Compliance Officers. The Committee shall designate one or more executives of the Corporation to be in charge of the Corporation's compliance and monitoring programs, corporate information and reporting systems, codes of conduct, policies, standards, practices and procedures, including the day-to-day monitoring of compliance by managers and other employees and agents of the Corporation and its subsidiaries. Each officer so designated by the Committee shall serve at the pleasure of the Committee and may be removed at any time by the Committee (with or without cause).

MEETINGS OF THE COMMITTEE

              Frequency. The Committee shall meet at least once during each fiscal quarter of the Corporation. Additional meetings of the Committee may be scheduled as considered necessary by the Committee or its chairman.

              Calling Meetings. Meetings of the Committee may be called at any time by the Board or by any member of the Committee. In addition, any internal or external auditor, accountant or attorney may, at any time, request a meeting with the Committee or the chairman of the Committee, with or without management attendance.

              Agendas. The chairman of the Committee shall be responsible for preparing an agenda for each meeting of the Committee. It is expected that the chairman will seek the participation of management and key advisors in the preparation of agendas.

              Attendees. The Committee may request members of management, internal auditors (if any), external auditors, accountants and attorneys and such other experts as it may deem advisable to attend any meeting of the Committee. At least once each year, the Committee shall meet in a private session at which only members of the Committee are present. In any case, the Committee shall meet in executive session separately with internal auditors (if any) and external auditors at least annually.

              Rules of Procedure and Minutes. The Committee may adopt and establish its own rules of procedure; provided, however, that such rules of procedure are not inconsistent with the Certificate of Incorporation or Bylaws of the Corporation or with any specific direction as to the conduct of its affairs as shall have been given by the Board. The Committee shall keep regular minutes of its proceedings and report the same to the Board when requested.

              Reporting to the Board. The Committee, through its chairman, shall periodically report to the Board on the activities of the Committee. These reports shall occur at least twice each fiscal year of the Corporation.


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

ADDITIONAL POWERS

              The Committee is authorized, in the name and on behalf of the Corporation and at its expense, to take or cause to be taken any and all such actions as the Committee shall deem appropriate or necessary to carry out its responsibilities and exercise its powers under this Charter.

LIMITATIONS ON DUTIES AND RESPONSIBILITIES

              The Committee shall not have or assume any powers, authority or duties vested in the Board which, under applicable law or any provision of the Certificate of Incorporation or the Bylaws of the Corporation, may not be delegated to a committee of the Board. The grant of authority to the Committee contained in this Charter may be modified from time to time or revoked at any time by the Board in its sole discretion.

                                   APPENDIX B

                     Omnibus Stock Awards and Incentive Plan

                                  (As Amended)

                                   I. PURPOSE

              The purpose of the STERLING CHEMICALS HOLDINGS, INC. OMNIBUS STOCK AWARDS AND INCENTIVE PLAN (the "Plan") is to provide a means through which STERLING CHEMICALS HOLDINGS, INC., a Delaware corporation (the "Company"), and its Subsidiaries (as defined herein), may attract able persons to enter the employ of the Company and its Subsidiaries and to provide a means whereby those employees upon whom the responsibilities of the successful administration and management of the Company and its Subsidiaries rest, and whose present and potential contributions to the welfare of the Company and its Subsidiaries are of importance, can acquire and maintain stock ownership, thereby strengthening their concern for the welfare of the Company and its Subsidiaries and their desire to remain in the Company's and its Subsidiaries' employ. A further purpose of the Plan is to provide such employees with additional incentive and reward opportunities designed to enhance the profitable growth of the Company and its Subsidiaries. Accordingly, the Plan provides for granting Incentive Stock Options, Nonqualified Stock Options, Stock Appreciation Rights, Restricted Stock Awards, Performance Awards, Phantom Stock Awards, or any combination of the foregoing, as is best suited to the circumstances of the particular employee as provided herein.

                                 II. DEFINITIONS

              The following definitions shall be applicable throughout the Plan unless specifically modified by any paragraph:

              (a) "Affiliates" means any "parent corporation" of the Company and any "subsidiary" of the Company within the meaning of Code Sections 424(e) and (f), respectively.

              (b) "Agreement" means, individually or collectively, any Option Agreement, Performance Award Agreement, Phantom Stock Award Agreement, Restricted Stock Agreement and Stock Appreciation Rights Agreement.

              (c) "Award" means, individually or collectively, any Option, Restricted Stock Award, Phantom Stock Award, Performance Award or Stock Appreciation Right.

              (d) "Board" means the Board of Directors of the Company.

              (e) "Change of Control" means the occurrence of any of the following events: (i) the Company shall not be the surviving entity in any merger, consolidation or other reorganization (or survives only as a subsidiary of an entity other than a previously wholly-owned subsidiary of the Company), (ii) the Company sells, leases or exchanges all or substantially all of its assets to any other person or entity (other than a wholly-owned subsidiary of the Company), (iii) the Company is to be dissolved and liquidated, (iv) any person or entity, including a "group" as contemplated by Section 13(d)(3) of the 1934 Act, acquires or gains ownership or control (including, without limitation, power to vote) of more than 50% of the outstanding shares of the Company's voting stock (based upon voting power), or (v) as a result of or in connection with a contested election of directors, the persons who were directors of the Company before such election shall cease to constitute a majority of the Board.

              (f) "Change of Control Value" shall mean (i) the per share price offered to stockholders of the Company in any such merger, consolidation, reorganization, sale of assets or dissolution transaction, (ii) the price per share offered to stockholders of the Company in any tender offer or exchange offer whereby a Change of Control takes place, or (iii) if such Change of Control occurs other than in (i) or (ii) above, the Fair Market Value per share of the shares into which Awards are exercisable, as determined by the Committee, whichever is applicable. In the event that the consideration offered to stockholders of the Company consists of anything other than cash, the Committee shall determine the fair cash equivalent of the portion of the consideration offered which is other than cash.

              (g) "Code" means the Internal Revenue Code of 1986, as amended. Reference in the Plan to any section of the Code shall be deemed to include any amendments or successor provisions to any section and any regulations under such section.

              (h) "Committee" means the Compensation Committee of the Board which shall be (i) constituted so as to permit the Plan to comply with Rule 16b-3 and (ii) constituted solely of "outside directors," within the meaning of section 162(m) of the Code and applicable interpretive authority thereunder.

              (i) "Company" means Sterling Chemicals Holdings, Inc. and any successors thereto.

              (j) "Director" means an individual elected to the Board by the stockholders of the Company or by the Board under applicable corporate law who is serving on the Board on the date the Plan is adopted by the Board or is elected to the Board after such date.

              (k) "Disabled" means a Holder who is on Long-Term Disability as defined in the Pension Plan.

              (l) An "employee" means any person (including an officer or a Director) in an employment relationship with the Employer.

              (m) "Employer" means the Company, an Affiliate or any Subsidiary.

              (n) "Fair Market Value" means, with respect to a share of Stock as of any specified date, (i) if the Stock is listed on a national stock exchange the mean of the high and low sales prices of the Stock reported on the stock exchange composite tape on that date, or if no prices are reported on that date, on the last preceding date on which such prices of Stock are so reported; or (ii) in the event the Stock is not traded on a national stock exchange, the fair market value of a share of Stock determined by the Committee in such reasonable manner as it deems appropriate.

              (o) "Forfeiture Restrictions" means with regard to shares of Stock that are subject to a Restricted Stock Award, restrictions placed on a Holder's disposition of such shares under certain circumstances or an obligation of a Holder to forfeit and surrender such shares under certain circumstances.

              (p) "Holder" means an employee who has been granted an Award


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

              (q) "Incentive Stock Option" means an incentive stock option within the meaning of section 422(b) of the Code.

              (r) "Initial Public Offering" or "IPO" means the consummation of an underwritten public offering of Stock pursuant to a registration statement of the Company filed under the Securities Act of 1933, as amended, after the effective date of the Plan (other than any registration statement (a) relating to warrants, options or shares of capital stock of the Company granted or to be granted or sold primarily to employees, directors, or officers of the Company, (b) filed in connection with a transaction described in Rule 145 under the Securities Act of 1933, as amended, or any successor rule, (c) relating to employee benefit plans or interests therein, or (d) primarily relating to preferred stock or other securities issued in connection with any financing by the Company which is principally debt or preferred stock financing) wherein the aggregate net proceeds (after deducting all costs, discounts, commissions and other expenses of the offering) to the Company are at least $100,000,000.

              (s) "1934 Act" means the Securities Exchange Act of 1934, as amended.

              (t) "Nonqualified Stock Option" means an option granted under Paragraph VII of the Plan to purchase Stock which does not constitute an Incentive Stock Option.

              (u) "Option" means an Award granted under Paragraph VII of the Plan and includes both Incentive Stock Options to purchase Stock and Nonqualified Stock Options to purchase Stock.

              (v) "Optionee" means a Holder who has been granted an Option.

              (w) "Option Agreement" means a written agreement between the Company and a Holder with respect to an Option.

              (x) "Pension Plan" means the Sterling Chemicals, Inc. Amended and Restated Salaried Employees' Pension Plan (Effective as of May 1, 1996).

              (y) "Performance Award" means an Award granted under Paragraph X of the Plan.

              (z) "Performance Award Agreement" means a written agreement between the Company and a Holder with respect to a Performance Award.

              (aa) "Phantom Stock Award" means an Award granted under Paragraph XI of the Plan.

              (bb) "Phantom Stock Award Agreement" means a written agreement between the Company and a Holder with respect to a Phantom Stock Award.

              (cc) "Plan" means the Sterling Chemicals Holdings, Inc. Omnibus Stock Awards and Incentive Plan, as amended from time to time.

              (dd) "Restricted Stock Agreement" means a written agreement between the Company and a Holder with respect to a Restricted Stock Award.

              (ee) "Restricted Stock Award" means an Award granted under Paragraph IX of the Plan.


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

              (ff) "Retirement" means a Holder's Early Retirement, Normal Retirement or Late Retirement as set forth in the Pension Plan.

              (gg) "Rule 16b-3" means SEC Rule 16b-3 promulgated under the 1934 Act, as such may be amended from time to time, and any successor rule, regulation or statute fulfilling the same or a similar function.

              (hh) "Spread" means, in the case of a Stock Appreciation Right, an amount equal to the excess, if any, of the Fair Market Value of a share of Stock on the date such right is exercised over the exercise price of such Stock Appreciation Right; provided, however, the Committee may establish, in its sole discretion, in any Stock Appreciation Rights Agreement, the maximum amount of Spread attributable to a Stock Appreciation Right.

              (ii) "Stock" means the common stock, $0.01 par value of the Company.

              (jj) "Stock Appreciation Right" means an Award granted under Paragraph VIII of the Plan.

              (kk) "Stock Appreciation Rights Agreement" means a written agreement between the Company and a Holder with respect to an Award of Stock Appreciation Rights.

              (ll) "Subsidiary" means any corporation or entity of which more than 50% of the outstanding securities or ownership interests having ordinary voting power to elect a majority of the members of the Board of Directors, or persons in similar capacity of such corporation or entity, is, directly or indirectly owned by the Company.

                  III. EFFECTIVE DATE AND DURATION OF THE PLAN

              The Plan shall be effective upon the date of its adoption by the Board, provided that the Plan is approved by the stockholders of the Company within twelve months thereafter. No further Awards may be granted under the Plan after the expiration of ten years from the date of its adoption by the Board. The Plan shall remain in effect until all Awards granted under the Plan have been satisfied or expired.

                               IV. ADMINISTRATION

              (a) Committee. The Plan shall be administered by the Committee.

              (b) Powers. Subject to the provisions of the Plan, the Committee shall have sole authority, in its discretion, to determine which employees shall receive an Award, the time or times when such Award shall be made, whether an Incentive Stock Option, Nonqualified Option or Stock Appreciation Right shall be granted, the number of shares of Stock which may be issued under each Option, Stock Appreciation Right or Restricted Stock Award, and the value of each Performance Award and Phantom Stock Award. In making such determinations the Committee may take into account the nature of the services rendered by the respective employees, their present and potential contributions to the Employer's success and such other factors as the Committee in its discretion shall deem relevant.

              (c) Additional Powers. The Committee shall have such additional powers as are delegated to it by the other provisions of the Plan. Subject to the express provisions of the Plan, the Committee is authorized to construe the Plan and the respective agreements executed thereunder, to prescribe such rules and regulations relating to the Plan as it may deem advisable to carry out the Plan, and to determine the terms, restrictions and provisions of each Award including such terms, restrictions and provisions as shall be requisite in the judgment of the Committee to cause designated Options to qualify as Incentive Stock Options, and to make all other determinations necessary or advisable for administering the Plan. The Committee may correct any defect or supply any omission or reconcile any inconsistency in any agreement relating to an Award in the manner and to the extent it shall deem expedient to carry it into effect. The determinations of the Committee on the matters referred to in this Article IV shall be conclusive.

              (d) Expenses. All expenses and liabilities incurred by the Committee in the administration of this Plan shall be borne by the Company. The Committee may employ attorneys, consultants, accountants or other persons to assist the Committee in the carrying out of its duties hereunder.

                          V. STOCK SUBJECT TO THE PLAN

              (a) Stock Grant and Award Limits. The Committee may from time to time grant Awards to one or more employees determined by it to be eligible for participation in the Plan in accordance with the provisions of Paragraph VI. Subject to Paragraph XII, the aggregate number of shares of Stock that may be issued under the Plan shall not exceed 1,250,000 shares. The shares subject to this Plan shall consist of authorized but unissued shares of Stock or previously issued shares of Stock reacquired and held by the Company, and such number of shares shall be and is hereby reserved for such purpose. Shares of Stock shall be deemed to have been issued under the Plan only to the extent actually issued and delivered pursuant to an Award. To the extent that an Award lapses or the rights of its Holder terminate or the Award is to only be paid in cash or is paid in cash, any shares of Stock subject to such Award shall again be available for the grant of an Award. To the extent that an Award lapses or the rights of its Holder terminate, any shares of Stock subject to such Award shall again be available for the grant of an Award. Separate stock certificates shall be issued by the Company for those shares acquired pursuant to the exercise of an Incentive Stock Option and for those shares acquired pursuant to the exercise of a Nonqualified Stock Option.

              (b) Stock Offered. The stock to be offered pursuant to the grant of an Award may be authorized but unissued Stock or Stock previously issued and outstanding and reacquired by the Company.

                                 VI. ELIGIBILITY

              Awards may be granted only to persons who, at the time of grant, are employees. Awards may not be granted to any Director who is not an employee. An Award may be granted on more than one occasion to the same person, and, subject to the limitations set forth in the Plan, such Award may include an Incentive Stock Option or a Nonqualified Stock Option, a Stock Appreciation Right, a Restricted Stock Award, a Performance Award, a Phantom Stock Award or any combination thereof.

                               VII. STOCK OPTIONS

              (a) Option Period. The term of each Option shall be as specified by the Committee at the date of grant.

              (b) Limitations on Exercise of Option. An Option shall be exercisable in whole or in such installments and at such times as determined by the Committee.

              (c) Special Limitations on Incentive Stock Options. To the extent that the aggregate Fair Market Value (determined at the time the respective Incentive Stock Option is granted) of Stock with


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

respect to which Incentive Stock Options are exercisable for the first time by an employee during any calendar year under all incentive stock option plans of the Company and its Affiliates exceeds $100,000, such Incentive Stock Options shall be treated as Nonqualified Stock Options as determined by the Committee. The Committee shall determine, in accordance with applicable provisions of the Code, Treasury Regulations and other administrative pronouncements, which of an Optionee's Incentive Stock Options will not constitute Incentive Stock Options because of such limitation and shall notify the Optionee of such determination as soon as practicable after such determination. No Incentive Stock Option shall be granted to an employee if, at the time the Option is granted, such employee owns stock possessing more than 10% of the total combined voting power of all classes of stock of the Company or of its parent or subsidiary corporation, within the meaning of section 422(b)(6) of the Code, unless (i) at the time such Option is granted the option price is at least 110% of the Fair Market Value of the Stock subject to the Option and (ii) such Option by its terms is not exercisable after the expiration of five years from the date of grant.

              (d) Option Agreement. Each Option shall be evidenced by an Option Agreement in such form and containing such provisions not inconsistent with the provisions of the Plan as the Committee from time to time shall approve, including, without limitation, provisions to qualify an Incentive Stock Option under section 422 of the Code. An Option Agreement may provide for the payment of the option price, in whole or in part, in cash or by the delivery of a number of shares of Stock (plus cash if necessary) having a Fair Market Value equal to such option price. Each Option shall specify the effect of termination of employment on the exercisability of the Option; provided, that upon the death of an Optionee, the Retirement of an Optionee, or upon the Optionee becoming Disabled, all outstanding Options of such Optionee shall immediately vest and become exercisable. Moreover, an Option Agreement may provide for a "cashless exercise" of the Option by establishing procedures whereby the Holder, by a properly-executed written notice, directs (i) an immediate market sale or margin loan respecting all or a part of the shares of Stock to which he is entitled upon exercise pursuant to an extension of credit by the Company to the Holder of the option price, (ii) the delivery of the shares of Stock from the Company directly to a brokerage firm and (iii) the delivery of the option price from the sale or margin loan proceeds from the brokerage firm directly to the Company. Such Option Agreement may also include, without limitation, provisions relating to (i) vesting of Options, subject to the provisions hereof accelerating such vesting upon the occurrence of an IPO or a Change of Control, (ii) tax matters (including provisions (y) permitting the delivery of additional shares of Stock or the withholding of shares of Stock from those acquired upon exercise to satisfy federal or state income tax withholding requirements and (z) dealing with any other applicable employee wage withholding requirements), and (iii) any other matters not inconsistent with the terms and provisions of this Plan that the Committee shall in its sole discretion determine. The terms and conditions of the respective Option Agreements need not be identical.

              (e) Option Price and Payment. The price at which a share of Stock may be purchased upon exercise of an Option shall be determined by the Committee, but (i) such purchase price shall not be less than the Fair Market Value of Stock subject to an Incentive Stock Option on the date the Incentive Stock Option is granted and (ii) such purchase price shall be subject to adjustment as provided in Paragraph XII. The Option or portion thereof may be exercised by delivery of an irrevocable notice of exercise to the Company. The purchase price of the Option or portion thereof shall be paid in full in the manner prescribed by the Committee.

              (f) Stockholder Rights and Privileges. The Holder shall be entitled to all the privileges and rights of a stockholder only with respect to such shares of Stock as have been purchased under the Option and for which certificates of stock have been registered in the Holder's name.


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

              (g) Options and Rights in Substitution for Stock Options Granted by Other Corporations. Options and Stock Appreciation Rights may be granted under the Plan from time to time in substitution for stock options held by individuals employed by corporations who become employees as a result of a merger or consolidation of the employing corporation with the Company, an Affiliate, or any Subsidiary, or the acquisition by the Company, an Affiliate or a Subsidiary of the assets of the employing corporation, or the acquisition by the Company, an Affiliate or a Subsidiary of stock of the employing corporation with the result that such employing corporation becomes a Subsidiary.

                         VIII. STOCK APPRECIATION RIGHTS

              (a) Stock Appreciation Rights. A Stock Appreciation Right is the right to receive an amount equal to the Spread with respect to a share of Stock upon the exercise of such Stock Appreciation Right. Stock Appreciation Rights may be granted in connection with the grant of an Option, in which case the Option Agreement will provide that exercise of Stock Appreciation Rights will result in the surrender of the right to purchase the shares under the Option as to which the Stock Appreciation Rights were exercised. The Spread with respect to a Stock Appreciation Right may be payable either in cash, shares of Stock with a Fair Market Value equal to the Spread or in a combination of cash and shares of Stock. With respect to Stock Appreciation Rights that are subject to
Section 16 of the 1934 Act, however, the Committee shall, except as provided in Paragraph XII(c), retain sole discretion (i) to determine the form in which payment of the Stock Appreciation Right will be made (i.e., cash, securities or any combination thereof) or (ii) to approve an election by a Holder to receive cash in full or partial settlement of Stock Appreciation Rights.

              (b) Stock Appreciation Rights Agreement. Stock Appreciation Rights granted independently of Options shall be evidenced by a Stock Appreciation Rights Agreement. Each Stock Appreciation Rights Agreement shall specify the effect of termination of employment on the exercisability of the Stock Appreciation Rights; provided, that upon the death of a Holder of a Stock Appreciation Right, the Retirement of such Holder, or upon such Holder becoming Disabled, all outstanding Stock Appreciation Rights of such Holder shall immediately vest and become exercisable. Stock Appreciation Rights Agreements may also include, without limitation, provisions relating to (i) vesting of Awards, subject to the provisions hereof accelerating vesting upon the occurrence of an IPO or a Change of Control, (ii) tax matters (including provisions covering applicable wage withholding requirements), and (iii) any other matters not inconsistent with the terms and provisions of this Plan, that the Committee shall in its sole discretion determine. The terms and conditions of the respective Stock Appreciation Rights Agreements need not be identical.

              (c) Exercise Price. The exercise price of each Stock Appreciation Right shall be determined by the Committee in its sole discretion and shall be subject to adjustment as provided in Paragraph XII.

              (d) Exercise Period. The term of each Stock Appreciation Right shall be as specified by the Committee at the date of grant.

              (e) Limitations on Exercise of Stock Appreciation Right. A Stock Appreciation Right shall be exercisable in whole or in such installments and at such times as determined by the Committee.

                           IX. RESTRICTED STOCK AWARDS

              (a) Restricted Stock Awards. A Restricted Stock Award shall be represented by a certificate of Stock registered in the name of the Holder of such Restricted Stock Award. The Holder shall have the right to receive dividends with respect to Stock subject to a Restricted Stock Award, to vote Stock subject thereto and to enjoy all other stockholder rights, except that (i) the Holder shall not be entitled to delivery of the Stock certificate until the Forfeiture Restrictions shall have expired,
(ii) the Company shall retain custody of the Stock until the Forfeiture Restrictions shall have expired, (iii) the Holder may not sell, transfer, pledge, exchange, hypothecate or otherwise dispose of the Stock until the Forfeiture Restrictions shall have expired, and (iv) a breach of the terms and conditions established by the Committee pursuant to the Restricted Stock Agreement shall cause a forfeiture of the Restricted Stock Award.

              (b) Forfeiture Restrictions to be Established by the Committee. The Forfeiture Restrictions on shares of Stock that are the subject of a Restricted Stock Award shall be determined by the Committee in its sole discretion, and the Committee may provide that the Forfeiture Restrictions shall lapse upon (i) the attainment of targets established by the Committee that are based on (1) the price of a share of Stock, (2) the Company's earnings per share, (3) the Company's revenue, (4) the revenue of a business unit of the Company designated by the Committee, (5) the return on stockholders' equity achieved by the Company, or (6) the Company's pre-tax cash flow from operations,
(ii) the Holder's continued employment with the Employer for a specified period of time, or (iii) a combination of any two or more of the factors listed in clauses (i) and (ii) of this sentence. Each Restricted Stock Award may have different Forfeiture Restrictions, in the discretion of the Committee. The Forfeiture Restrictions applicable to a particular Restricted Stock Award shall not be changed except as permitted by Paragraph IX(b) or Paragraph XII.

              (c) Other Terms and Conditions. At the time of a Restricted Stock Award, the Committee may, in its sole discretion, prescribe additional terms, conditions or restrictions relating to Restricted Stock Awards, including, but not limited to, rules pertaining to the termination of employment of a Holder prior to expiration of the Forfeiture Restrictions; provided, that upon the death of a Holder of a Restricted Stock Award, the Retirement of such Holder, or upon such Holder becoming Disabled, all Forfeiture Restrictions applicable to all Restricted Stock Awards of such Holder shall lapse and expire. Such additional terms, conditions or restrictions shall be set forth in a Restricted Stock Agreement made in conjunction with the Award. Such Restricted Stock Agreement may also include, without limitation, provisions relating to (i) subject to the provisions hereof accelerating vesting upon the occurrence of an IPO or a Change of Control, vesting of Awards, (ii) tax matters (including provisions (y) covering any applicable employee wage withholding requirements and (z) prohibiting an election by the Holder under section 83(b) of the Code), and (iii) any other matters not inconsistent with the terms and provisions of this Plan that the Committee shall in its sole discretion determine. The terms and conditions of the respective Restricted Stock Agreements need not be identical.

              (d) Payment for Restricted Stock. The Committee shall determine the amount and form of any payment for Stock received pursuant to a Restricted Stock Award, provided that in the absence of such a determination, a Holder shall not be required to make any payment for Stock received pursuant to a Restricted Stock Award, except to the extent otherwise required by law.

              (e) Agreements. At the time any Award is made under this Paragraph IX, the Company and the Holder shall enter into a Restricted Stock Agreement setting forth each of the matters as the Committee may determine to be appropriate. The terms and provisions of the respective Restricted Stock Agreements need not be identical.

                              X. PERFORMANCE AWARDS

              (a) Performance Period. The Committee shall establish, with respect to and at the time of each Performance Award, a performance period over which the performance of the Holder shall be measured.

              (b) Performance Awards. Each Performance Award shall have a maximum value established by the Committee at the time of such Award.

              (c) Performance Measures. A Performance Award shall be awarded to an employee contingent upon future performance of the employee, the Company, an Affiliate, any Subsidiary, or any division or department thereof by or in which he is employed during the performance period. The Committee shall establish the performance measures applicable to such performance prior to the beginning of the performance period but subject to such later revisions as the Committee shall deem appropriate to reflect significant, unforeseen events or changes.

              (d) Awards Criteria. In determining the value of Performance Awards, the Committee shall take into account an employee's responsibility level, performance, potential, other Awards and such other considerations as it deems appropriate.

              (e) Payment. Following the end of the performance period, the Holder of a Performance Award shall be entitled to receive payment of an amount, not exceeding the maximum value of the Performance Award, based on the achievement of the performance measures for such performance period, as determined by the Committee. Payment of a Performance Award may be made in cash, Stock or a combination thereof, as determined by the Committee. Payment shall be made in a lump sum or in installments as prescribed by the Committee. Any payment to be made in Stock shall be based on the Fair Market Value of the Stock on the payment date. If a payment of cash is to be made on a deferred basis, the Committee shall establish whether interest shall be credited, the rate thereof and any other terms and conditions applicable thereto.

              (f) Termination of Employment. A Performance Award shall terminate if the Holder does not remain continuously in the employ of the Employer at all times during the applicable performance period, except as maybe determined by the Committee or as may otherwise be provided in the Award at the time granted.

              (g) Agreements. At the time any Award is made under this Paragraph X, the Company and the Holder shall enter into a Performance Stock Award Agreement setting forth each of the matters contemplated hereby, and, in addition such matters are set forth in Paragraph IX(b) as the Committee may determine to be appropriate. The terms and provisions of the respective agreements need not be identical.

                            XI. PHANTOM STOCK AWARDS

              (a) Phantom Stock Awards. Phantom Stock Awards are rights to receive shares of Stock (or cash in an amount equal to the Fair Market Value thereof), or rights to receive an amount equal to any appreciation in the Fair Market Value of Stock (or portion thereof) over a specified period of time, which vest over a period of time (subject to the provisions hereof accelerating vesting upon the occurrence of an IPO or a Change of Control) as established by the Committee, without payment of any amounts by the Holder thereof (except to the extent otherwise required by law) or satisfaction of any performance criteria or objectives. Each Phantom Stock Award shall have a maximum value established by the Committee at the time of such Award.

              (b) Award Period. The Committee shall establish, with respect to and at the time of each Phantom Stock Award, a period over which or the event upon which the Award shall vest with respect to the Holder.

              (c) Awards Criteria. In determining the value of Phantom Stock Awards, the Committee shall take into account an employee's responsibility level, performance, potential, other Awards and such other considerations as it deems appropriate.

              (d) Payment. Following the end of the vesting period for a Phantom Stock Award, the Holder of a Phantom Stock Award shall be entitled to receive payment of an amount, not exceeding the maximum value of the Phantom Stock Award, based on the then vested value of the Award. Payment of a Phantom Stock Award may be made in cash, Stock or a combination thereof as determined by the Committee. Payment shall be made in a lump sum or in installments as prescribed by the Committee in its sole discretion. Any payment to be made in Stock shall be based on the Fair Market Value of the Stock on the payment date. Cash dividend equivalents may be paid during or after the vesting period with respect to a Phantom Stock Award, as determined by the Committee. If a payment of cash is to be made on a deferred basis, the Committee shall establish whether interest shall be credited, the rate thereof and any other terms and conditions applicable thereto.

              (e) Termination of Employment. Except as may be otherwise determined by the Committee or as set forth in the Award at the time of grant, a Phantom Stock Award shall terminate if the Holder does not remain continuously in the employ of the Employer at all times during the applicable vesting period; provided, however, that upon the death of a Holder of a Phantom Stock Award, the Retirement of such Holder, or upon such Holder becoming Disabled, all outstanding Phantom Stock Awards of such Holder shall immediately vest and become distributable.

              (f) Agreements. At the time any Award is made under this Paragraph XI, the Company and the Holder shall enter into a Phantom Stock Award Agreement setting forth each of the matters contemplated hereby and, in addition, such matters as are set forth in Paragraph IX(b) as the Committee may determine to be appropriate. The terms and provisions of the respective agreements need not be identical.

                     XII. RECAPITALIZATION OR REORGANIZATION

              (a) The shares with respect to which Awards may be granted are shares of Stock as presently constituted, but if, and whenever, prior to the expiration of an Award theretofore granted, the Company shall effect a subdivision or consolidation of such shares of Stock or other capital readjustment, the number of shares of Stock with respect to which such Award may thereafter be exercised or satisfied, as applicable, (i) in the event of an increase in the number of outstanding shares shall be proportionately increased, and the purchase price per share shall be proportionately reduced, and (ii) in the event of a reduction in the number of outstanding shares shall be proportionately reduced, and the purchase price per share shall be proportionately increased.

              (b) If the Company recapitalizes or otherwise changes its capital structure, thereafter upon any exercise or satisfaction, as applicable, of an Award theretofore granted the Holder shall be entitled to (or entitled to purchase, if applicable) under such Award, in lieu of the number of shares of Stock then covered by such Award, the number and class of shares of stock and securities to which the Holder would have been entitled pursuant to the terms of the recapitalization if, immediately prior to such recapitalization, the Holder had been the holder of record of the number of shares of Stock then covered by such Award.

              (c) In the event of an IPO or a Change of Control, all outstanding Awards shall immediately vest and become exercisable or satisfiable, as applicable. The Committee, in its discretion, may determine that upon the occurrence of a Change of Control, each Award other than an Option outstanding hereunder shall terminate within a specified reasonable number of days after notice to the Holder, and such Holder shall receive, with respect to each share of Stock subject to such Award, cash in an amount equal to the excess, if any, of the Change of Control Value over any exercise price or purchase price paid, if applicable. Further, in the event of a Change of Control, the Committee, in its discretion shall act to effect one or more of the following alternatives with respect to outstanding Options, which may vary among individual Holders and which may vary among Options held by any individual Holder: (i) determine a reasonable period of time on or before a specified date (before or after such Change of Control) after which specified date all unexercised Options and all rights of Holders thereunder shall terminate, (2) require the mandatory surrender to the Company by selected Holders of some or all of the outstanding Options held by such Holders (irrespective of whether such Options are then exercisable under the provisions of the Plan) as of a date, before or after such Change of Control, specified by the Committee, in which event the Committee shall thereupon cancel such Options and the Company shall pay to each Holder an amount of cash per share equal to the excess, if any, of the Change of Control Value of the shares subject to such Option over the exercise price(s) under such Options for such shares, or (3) provide that thereafter upon any exercise of an Option theretofore, granted the Holder shall been titled to purchase under such Option, in lieu of the number of shares of Stock then covered by such Option, the number and class of shares of stock or other securities or property (including, without limitation, cash) to which the Holder would have been entitled pursuant to the terms of the agreement of merger, consolidation or sale of assets and dissolution if, immediately prior to such merger, consolidation or sale of assets and dissolution the Holder has been the holder of record of the number of shares of Stock then covered by such Option. The provisions contained in this paragraph shall not terminate any rights of the Holder to further payments pursuant to any other agreement with the Company following a Change of Control.

              (d) In the event of changes in the outstanding Stock by reason of recapitalization, reorganizations, mergers, consolidations, combinations, exchanges or other relevant changes in capitalization occurring after the date of the grant of any Award and not otherwise provided for by this Paragraph XII, any outstanding Awards and any agreements evidencing such Awards shall be subject to adjustment by the Committee at its reasonable discretion as to the number and price of shares of Stock or other consideration subject to such Awards. In the event of any such change in the outstanding Stock, the aggregate number of shares available under the Plan may be appropriately adjusted by the Committee, whose determination shall be reasonable and conclusive.

              (e) The existence of the Plan and the Awards granted hereunder shall not affect in any way the right or power of the Board or the stockholders of the Company to make or authorize any adjustment, recapitalization, reorganization or other change in the Company's capital structure or its business, any merger or consolidation of the Company, any issue of debt or equity securities ahead of or affecting Stock or the rights thereof, the dissolution or liquidation of the Company or any sale, lease, exchange or other disposition of all or any part of its assets or business or any other corporate act or proceeding.

              (f) Any adjustment provided for in Subparagraphs (a), (b), (c) or(d) above shall be subject to any required stockholder action.

              (g) Except as herein before expressly provided, the issuance by the Company of shares of stock of any class or securities convertible into shares of stock of any class, for cash, property, labor or services, upon direct sale, upon the exercise of rights or warrants to subscribe therefor, or upon conversion of shares of obligations of the Company convertible into such shares or other securities, and in any case whether or not for fair value, shall not affect, and no adjustment by reason thereof shall be made with respect to, the number of shares of Stock subject to Awards theretofore granted or the purchase price per share, if applicable.

                   XIII. AMENDMENT AND TERMINATION OF THE PLAN

              The Board, in its discretion, may at any time or times amend, suspend or terminate the Plan; provided, however, such action shall be subject to the approval of the stockholders of the Company where stockholder approval
(i) is required by applicable law or (ii) the Board determines (A) such approval is necessary to comply with any requirements of any securities exchange on which the stock is listed or (B) such approval is desired for any other reason; provided, further, however, that no amendment, suspension or termination of the Plan may, without the consent of the holder of an Award, terminate such Award or adversely affect such person's rights in any material respect.

                               XIV. MISCELLANEOUS

              (a) No Right to An Award. Neither the adoption of the Plan by the Company nor any action of the Board or the Committee shall be deemed to give an employee any right to be granted an Award to purchase Stock, a right to a Stock Appreciation Right, a Restricted Stock Award, a Performance Award or a Phantom Stock Award or any of the rights hereunder except as may be evidenced by an Award or by an Option Agreement, Stock Appreciation Rights Agreement, Restricted Stock Agreement, Performance Award Agreement or Phantom Stock Award Agreement on behalf of the Company, and then only to the extent and on the terms and conditions expressly set forth therein. The Plan shall be unfunded. The Company shall not be required to establish any special or separate fund or to make any other segregation of funds or assets to assure the payment of any Award.

              (b) Employees' Rights Unsecured. The right of an employee to receive Stock, cash or any other payment under this Plan shall be an unsecured claim against the general assets of the Company. The Company may, but shall not be obligated to, acquire shares of Stock from time to time in anticipation of its obligations under this Plan, but a Participant shall have no right in or against any shares of Stock so acquired. All Stock shall constitute the general assets of the Company and may be disposed of by the Company at such time and for such purposes as it deems appropriate.

              (c) Agreement Controls. No discretionary action by the Committee as set forth herein shall amend or supersede the express terms of any Agreement.

              (d) No Employment Rights Conferred. Nothing contained in the Plan shall (i) confer upon any employee any right with respect to continuation of employment with any Employer or (ii) interfere in any way with the right of any Employer to terminate an employee's employment at any time.

              (e) Other Laws; Withholding. The Company shall not be obligated to issue any Stock pursuant to any Award granted under the Plan at any time when the shares covered by such Award have not been registered under the Securities Act of 1933 and such other state and federal laws, rules or regulations as the Company or the Committee deems applicable and, in the opinion of legal counsel for the Company, there is no exemption from the registration requirements of such laws, rules or regulations available for the issuance and sale of such shares. Unless the Awards and Stock covered by this Plan have been registered under the Securities Act of 1933, or the Company has determined that such registration is unnecessary, each Holder exercising an Award under this Plan may be required by the Company to give representation in writing that such Holder is acquiring such shares for his or her own account for investment and not with a view to, or for sale in connection with, the distribution of any part thereof. No fractional shares of Stock shall be delivered, nor shall any cash in lieu of fractional shares be paid. The Company shall have the right to deduct in connection with all Awards any taxes required by law to be withheld and to require any payments required to enable it to satisfy its withholding obligations.

              (f) No Restriction on Corporate Action. Nothing contained in the Plan shall be construed to prevent the Company, an Affiliate or any Subsidiary from taking any corporate action which is deemed by the Company, an Affiliate or any Subsidiary to be appropriate or in its best interest, whether or not such action would have an adverse effect on the Plan or any Award made under the Plan. No employee, beneficiary or other person shall have any claim against the Company, an Affiliate or any Subsidiary as a result of any such action.

              (g) Restrictions on Transfer. Except as provided below, an Award shall not be transferable otherwise than by will or the laws of descent and distribution and shall be exercisable during the Holder's lifetime only by such Holder or the Holder's guardian or legal representative. However, the Committee may, in its discretion, provide in an option agreement (other than with respect to an Incentive Stock Option) that the option right granted to the individual may be transferred (in whole or in part and shall be subject to such terms and conditions as the Committee may impose thereon, including, without limitation, the approval by the Company of the form of transfer agreement) by the individual to (i) the spouse, children or grandchildren of the individual ("Immediate Family Members"), (ii) a trust or trusts for the exclusive benefit of the Immediate Family Members and, if applicable, the individual, (iii) a partnership in which such Immediate Family Members and, if applicable, the individual are the only partners, or (iv) any other person or entity otherwise permitted by the Committee. Following transfer, any such transferred option rights shall continue to be subject to the same terms and conditions as were applicable to the option rights immediately prior to transfer; provided, however, that no transferred option rights shall be exercisable unless arrangements satisfactory to the Company have been made to satisfy any tax withholding obligations the Company may have with respect to the option rights.

              (h) Beneficiary Designation. Each Holder may name, from time to time, any beneficiary or beneficiaries (who may be named contingently or successively) to whom any benefit under the Plan is to be paid in case of his or her death before he or she receives any or all of such benefit. Each designation will revoke all prior designations by the same Holder, shall be in a form prescribed by the Committee, and will be effective only when filed by the Holder in writing with the Committee during his lifetime. In the absence of any such designation, benefits remaining unpaid at the Holder's death shall be paid to his estate.

              (i) Rule 16b-3. It is intended that the Plan and any grant of an Award made to a person subject to Section 16 of the 1934 Act meet all of the requirements of Rule 16b-3. If any provision of the Plan or any such Award would disqualify the Plan or such Award under, or would otherwise not comply with, Rule 16b-3, such provision or Award shall be construed or deemed amended to conform to Rule 16b-3.

              (j) Section 162(m). If the Plan is subject to Section 162(m) of the Code, it is intended that the Plan comply fully with and meet all the requirements of Section 162(m) of the Code so that Options and Stock Appreciation Rights granted hereunder and, if determined by the Committee, Restricted Stock Awards, shall constitute "performance-based" compensation within the meaning of such section. If any provision of the Plan would disqualify the Plan or would not otherwise permit the Plan to comply with Section 162(m) as so intended, such provision shall be construed or deemed amended to conform to the requirements or provisions of
Section 162(m);provided that no such construction or amendment shall have an adverse effect on the economic value to a Holder of any Award previously granted hereunder.

              (k) Indemnification. Each person who is or shall have been a member of the Committee or of the Board and any employee delegated authority hereunder shall be indemnified and held harmless by the Company against and from any loss, cost, liability, or expense that may be imposed upon or reasonably incurred by him in connection with or resulting from any claim, action, suit, or proceeding to which he may be a party or in which he may be involved by reason of any action taken or failure to act under the Plan and against and from any and all amounts paid by him in settlement thereof, with the Company's approval, or paid by him in satisfaction of any judgment in any such action, suit, or proceeding against him, provided he shall give the Company prompt written notice of any such action, suit or proceeding, and an opportunity, at its own expense, to handle, defend and/or settle the same before he undertakes to handle, defend and/or settle it on his own behalf. The foregoing right of indemnification shall not be exclusive of any other rights or indemnification to which such persons may be entitled under the Company's Articles of Incorporation or Bylaws, as a matter of law, or otherwise, or any power that the Company may have to indemnify them or hold them harmless.

              (l) Governing Law. This Plan shall be construed in accordance with the laws of the State of Delaware and applicable federal law.

              IN WITNESS WHEREOF, Sterling Chemicals Holdings, Inc. has caused this document to be duly executed in its name and behalf by its proper officer thereunto duly authorized, effective for all purposes as of the date of the adoption of the Plan by the Board, being April 23, 1997.

                                 STERLING CHEMICALS HOLDINGS, INC.



                                 By: /s/ FRANK P. DIASSI
                                    -------------------------------
                                 Frank P. Diassi
                                 Chairman of the Board of Directors

                        STERLING CHEMICALS HOLDINGS, INC.
               FOR THE ANNUAL MEETING TO BE HELD JANUARY 24, 2001

       The undersigned hereby constitutes and appoints Frank P. Diassi and David
G. Elkins, and each of them, attorneys and agents, with full power of substitution, to vote as proxy all the shares of common stock, par value $0.01 per share, of Sterling Chemicals Holdings, Inc. (the "Company") standing in the name of the undersigned at the Annual Meeting of Stockholders of the Company to be held in Rooms Cottonwood A and B of the Hyatt Regency Hotel located at 1200 Louisiana Street, Houston, Texas at 9:00 a.m., Houston time, on Wednesday, January 24, 2001, and at any adjournment or postponement thereof, in accordance with the instructions noted below, and with discretionary authority with respect to such other matters as may properly come before such meeting or any adjournment or postponement thereof. Receipt of notice of such meeting and the Proxy Statement therefor dated December 22, 2000 is hereby acknowledged.

       The undersigned hereby revokes any proxies heretofore given and directs said attorneys to act or vote as follows:

       1.  ELECTION OF            FOR all nominees listed        WITHHOLD AUTHORITY to vote for
           DIRECTORS                                             all nominees listed

                                  FOR all nominees listed, except that authority to vote
                                  withheld for the following nominee(s): ________________________

           Director Nominees: Frank P. Diassi, Allan R. Dragone, Frank J. Hevrdejs, Hunter Nelson, Robert W. Roten and Rolf H. Towe.

       2. Proposal to ratify the appointment of Deloitte & Touche LLP as independent accountants of the Company for the fiscal year ending September 30, 2001.

                   FOR              AGAINST                      ABSTAIN

       3. Proposal to ratify an amendment to the Company's Omnibus Stock Awards and Incentive Plan.

                   FOR              AGAINST                      ABSTAIN

       4. Proposal to adopt an amendment to the Company's Certificate of Incorporation.

                   FOR              AGAINST                      ABSTAIN



              (Continued and to be signed and dated on other side)

       THIS PROXY WILL BE VOTED IN ACCORDANCE WITH THE STOCKHOLDER'S SPECIFICATIONS HEREON. IN THE ABSENCE OF ANY SUCH SPECIFICATION, THIS PROXY WILL BE VOTED:

       -      "FOR" EACH NOMINEE FOR DIRECTOR;

       - "FOR" THE PROPOSAL TO RATIFY THE APPOINTMENT OF DELOITTE & Touche LLP as independent accountants of the Company for the fiscal year ending September 30, 2001;

       - "FOR" THE PROPOSAL TO RATIFY THE AMENDMENT TO THE COMPANY'S OMNIBUS STOCK AWARDS AND INCENTIVE PLAN; AND

       - "FOR" THE PROPOSAL TO ADOPT AN AMENDMENT TO THE COMPANY'S CERTIFICATE OF INCORPORATION.

   THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF THE COMPANY

                                       SIGN HERE EXACTLY AS NAME(S)
                                       APPEAR(S) ON ADDRESS LABEL

                                       Date ________________, ______

                                       Signature(s) ___________________________


                                       Date ________________, _____

                                       Signature(s) ___________________________

                                        NOTE: When shares are held by joint
                                        tenants, both should sign. When signing
                                        as attorney, trustee, administrator,
                                        executor, guardian, etc., please
                                        indicate your full title as such. If a
                                        corporation, please sign in full
                                        corporate name by President or other
                                        authorized officer. If a partnership,
                                        please sign in full partnership name by
                                        authorized person.